                                                                    Exhibit 10.1

                                                                  EXECUTION COPY








                              STOCK PURCHASE AGREEMENT


                              dated as of May 17, 1998

                                       among


                             VIACOM INTERNATIONAL INC.,

                                    PEARSON plc

                                        and

                                    PEARSON INC.

                                  TABLE OF CONTENTS
                                                                            PAGE

                                ARTICLE I DEFINITIONS
SECTION 1.01.  Certain Defined Terms . . . . . . . . . . . . . . . . . . . .   1
SECTION 1.02.  Other Defined Terms . . . . . . . . . . . . . . . . . . . . .   9
SECTION 1.03.  Terms Generally . . . . . . . . . . . . . . . . . . . . . . .  10

                             ARTICLE II PURCHASE AND SALE
SECTION 2.01.  Purchase and Sale . . . . . . . . . . . . . . . . . . . . . .  11
SECTION 2.02.  Purchase Price; Allocation of Purchase Price. . . . . . . . .  11
SECTION 2.03.  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
SECTION 2.04.  Closing Deliveries by the Seller. . . . . . . . . . . . . . .  12
SECTION 2.05.  Closing Deliveries by the Purchaser . . . . . . . . . . . . .  12
SECTION 2.06.  Purchase Price Adjustment . . . . . . . . . . . . . . . . . .  13
SECTION 2.07.  Payments and Computations . . . . . . . . . . . . . . . . . .  14

               ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER
SECTION 3.01.  Incorporation and Authority of the Seller . . . . . . . . . .  15
SECTION 3.02.  Incorporation and Qualification of the Publishing Subsidiaries 16
SECTION 3.03.  Capital Stock of the Publishing Subsidiaries. . . . . . . . .  16
SECTION 3.04.  No Conflict . . . . . . . . . . . . . . . . . . . . . . . . .  16
SECTION 3.05.  Consents and Approvals. . . . . . . . . . . . . . . . . . . .  17
SECTION 3.06.  Financial Information . . . . . . . . . . . . . . . . . . . .  17
SECTION 3.07.  Absence of Certain Changes or Events. . . . . . . . . . . . .  18
SECTION 3.08.  Absence of Litigation . . . . . . . . . . . . . . . . . . . .  18
SECTION 3.09.  Compliance with Laws. . . . . . . . . . . . . . . . . . . . .  18
SECTION 3.10.  Governmental Licenses and Permits . . . . . . . . . . . . . .  18
SECTION 3.11.  The Assets. . . . . . . . . . . . . . . . . . . . . . . . . .  19
SECTION 3.12.  Intellectual Property . . . . . . . . . . . . . . . . . . . .  19
SECTION 3.13.  Employee Benefits Matters . . . . . . . . . . . . . . . . . .  20
SECTION 3.14.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
SECTION 3.15.  Environmental Matters . . . . . . . . . . . . . . . . . . . .  24
SECTION 3.16.  Material Contracts. . . . . . . . . . . . . . . . . . . . . .  24
SECTION 3.17.  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
SECTION 3.18.  EXCLUSIVITY OF REPRESENTATIONS. . . . . . . . . . . . . . . .  25
SECTION 3.19.  Real Property . . . . . . . . . . . . . . . . . . . . . . . .  26
SECTION 3.20.  No Undisclosed Liabilities. . . . . . . . . . . . . . . . . .  27
SECTION 3.21.  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .  27

   ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE PARENT
SECTION 4.01.  Incorporation and Authority of the Purchaser. . . . . . . . .  27


                                          i
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SECTION 4.02.  No Conflict . . . . . . . . . . . . . . . . . . . . . . . . .  28
SECTION 4.03.  Consents and Approvals. . . . . . . . . . . . . . . . . . . .  29
SECTION 4.04.  Absence of Litigation . . . . . . . . . . . . . . . . . . . .  29
SECTION 4.05.  Securities Matters. . . . . . . . . . . . . . . . . . . . . .  29
SECTION 4.06.  Financial Ability . . . . . . . . . . . . . . . . . . . . . .  29
SECTION 4.07.  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
SECTION 4.08.  Shareholder Approval. . . . . . . . . . . . . . . . . . . . .  30
SECTION 4.09.  EXCLUSIVITY OF REPRESENTATIONS. . . . . . . . . . . . . . . .  30

                           ARTICLE V ADDITIONAL AGREEMENTS
SECTION 5.01.  Conduct of Business Prior to the Closing. . . . . . . . . . .  30
SECTION 5.02.  Access to Information . . . . . . . . . . . . . . . . . . . .  32
SECTION 5.03.  Confidentiality . . . . . . . . . . . . . . . . . . . . . . .  33
SECTION 5.04.  Regulatory and Other Authorizations; Consents . . . . . . . .  34
SECTION 5.05.  Intercompany Accounts . . . . . . . . . . . . . . . . . . . .  35
SECTION 5.06.  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .  35
SECTION 5.07.  Letters of Credit . . . . . . . . . . . . . . . . . . . . . .  36
SECTION 5.08.  Permitted Reorganization. . . . . . . . . . . . . . . . . . .  37
SECTION 5.09.  Financing . . . . . . . . . . . . . . . . . . . . . . . . . .  37
SECTION 5.10.  Further Action. . . . . . . . . . . . . . . . . . . . . . . .  37
SECTION 5.11.  Additional Financial Statements and Information . . . . . . .  38
SECTION 5.12.  Non-Competition . . . . . . . . . . . . . . . . . . . . . . .  39
SECTION 5.13.  Non-Solicitation. . . . . . . . . . . . . . . . . . . . . . .  39

                             ARTICLE VI EMPLOYEE MATTERS
SECTION 6.01.  Employees . . . . . . . . . . . . . . . . . . . . . . . . . .  40
SECTION 6.02.  Retirement Plans. . . . . . . . . . . . . . . . . . . . . . .  40
SECTION 6.03.  Retiree Medical and Dental Benefits . . . . . . . . . . . . .  43
SECTION 6.04.  Foreign Plans . . . . . . . . . . . . . . . . . . . . . . . .  43
SECTION 6.05.  Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . .  44
SECTION 6.06.  No Third-Party Beneficiaries, Etc.. . . . . . . . . . . . . .  45
SECTION 6.07.  Cooperation and Exchange of Information . . . . . . . . . . .  45

                               ARTICLE VII TAX MATTERS
SECTION 7.01.  Tax Indemnities . . . . . . . . . . . . . . . . . . . . . . .  46
SECTION 7.02.  Refunds and Tax Benefits. . . . . . . . . . . . . . . . . . .  47
SECTION 7.03.  Contests. . . . . . . . . . . . . . . . . . . . . . . . . . .  49
SECTION 7.04.  Preparation of Tax Returns. . . . . . . . . . . . . . . . . .  50
SECTION 7.05.  Section 338(h)(10) Election and Allocations . . . . . . . . .  51
SECTION 7.06.  Cooperation and Exchange of Information . . . . . . . . . . .  52
SECTION 7.07.  Conveyance Taxes. . . . . . . . . . . . . . . . . . . . . . .  53
SECTION 7.08.  Termination of Tax Sharing Agreements . . . . . . . . . . . .  53


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

SECTION 7.09.  FIRPTA Certificates . . . . . . . . . . . . . . . . . . . . .  53
SECTION 7.10.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . .  53

                          ARTICLE VIII CONDITIONS TO CLOSING
SECTION 8.01.  Conditions to Obligations of the Seller . . . . . . . . . . .  54
SECTION 8.02.  Conditions to Obligations of the Parent and the Purchaser . .  55


                     ARTICLE IX TERMINATION, AMENDMENT AND WAIVER
SECTION 9.01.  Termination . . . . . . . . . . . . . . . . . . . . . . . . .  56
SECTION 9.02.  Effect of Termination . . . . . . . . . . . . . . . . . . . .  57
SECTION 9.03.  Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

                              ARTICLE X INDEMNIFICATION
SECTION 10.01.  Indemnification by the Parent and the Purchaser. . . . . . .  58
SECTION 10.02.  Indemnification by the Seller. . . . . . . . . . . . . . . .  58
SECTION 10.03.  Notification of Claims . . . . . . . . . . . . . . . . . . .  59
SECTION 10.04.  Exclusive Remedies . . . . . . . . . . . . . . . . . . . . .  60

                            ARTICLE XI GENERAL PROVISIONS
SECTION 11.01.  Survival . . . . . . . . . . . . . . . . . . . . . . . . . .  61
SECTION 11.02.  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . .  61
SECTION 11.03.  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . .  62
SECTION 11.04.  Public Announcements . . . . . . . . . . . . . . . . . . . .  63
SECTION 11.05.  Headings . . . . . . . . . . . . . . . . . . . . . . . . . .  63
SECTION 11.06.  Severability . . . . . . . . . . . . . . . . . . . . . . . .  63
SECTION 11.07.  Entire Agreement . . . . . . . . . . . . . . . . . . . . . .  63
SECTION 11.08.  Assignment . . . . . . . . . . . . . . . . . . . . . . . . .  63
SECTION 11.09.  No Third-Party Beneficiaries . . . . . . . . . . . . . . . .  64
SECTION 11.10.  Amendment. . . . . . . . . . . . . . . . . . . . . . . . . .  64
SECTION 11.11.  Sections and Schedules . . . . . . . . . . . . . . . . . . .  64
SECTION 11.12.  Governing Law; Submission to Jurisdiction; Waivers . . . . .  64
SECTION 11.13.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . .  65
SECTION 11.14.  No Presumption . . . . . . . . . . . . . . . . . . . . . . .  65

SCHEDULES

Schedule 1          Excluded Assets
Schedule 2          Directly Acquired Publishing Subsidiaries
Schedule 2A         Directly Acquired Foreign Subsidiaries
Schedule 3          Publishing Subsidiaries
Schedule 4          Minority Interests

EXHIBITS

Exhibit 1.01(a)          Forms of License Agreements
Exhibit 1.01(b)          Form of Services Agreements
Exhibit 1.01(c)          Form of Sublease Agreement

          STOCK PURCHASE AGREEMENT, dated as of May 17, 1998, among VIACOM INTERNATIONAL INC., a Delaware corporation (the "SELLER"), PEARSON INC., a Delaware corporation (the "PURCHASER"), and PEARSON plc, a corporation organized under the laws of the United Kingdom that is the indirect holder of all of the outstanding capital stock of the Purchaser ("PARENT").

                                W I T N E S S E T H :

          WHEREAS, the Seller wishes to sell, or cause its Affiliates to sell, to the Purchaser and Parent (or one or more of their Affiliates pursuant to an assignment permitted by Section 11.08 hereof), and the Purchaser and Parent wish to purchase (or cause one or more of their Affiliates to purchase, as the case may be) from the Seller or its Affiliates, all of the issued and outstanding shares of capital stock (the "SHARES") of the Publishing Subsidiaries (as such term is hereinafter defined), upon the terms and subject to the conditions set forth herein; and

          WHEREAS, in connection with such sale, the Seller and the Purchaser are willing to license, or cause their Affiliates to license, certain intellectual property to each other and their respective Affiliates, upon the terms of the License Agreements referred to herein, and the Purchaser and the Seller are willing to provide, or cause their Affiliates to provide, certain services to each other and their respective Affiliates upon the terms of the Services Agreements referred to herein.

          NOW, THEREFORE, the parties hereto hereby agree as follows:


                                      ARTICLE I

                                     DEFINITIONS

          SECTION 1.01. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

          "ACTION" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

          "AFFILIATE" means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

          "AGREEMENT" means this Agreement, including the Disclosure Schedule and all amendments hereto made in accordance with Section 11.10.

          "ANCILLARY AGREEMENTS" means the Services Agreements, the License Agreements and the Sublease Agreement.

          "ASSETS" means the assets of every type and description (including, without limitation, rights under Contracts) that are owned, leased or licensed by any Affiliate of Seller in connection with the Businesses, including, without limitation, Prentice-Hall, Inc., Simon & Schuster or International Book Distribution Limited or any of their direct or indirect Subsidiaries, other than (a) such assets that are used or held for use exclusively in the operation of the Consumer Business and (b) the assets set forth on Schedule 1.

          "BASE PRICE" means $4.6 billion.

          "BUSINESS DAY" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

          "BUSINESSES" means, collectively, on the date hereof, the children's learning, higher education, business and professional, and reference publishing businesses comprising the publishing segment of Viacom as reported in the Annual Report on Form 10-K of Viacom for the year ended December 31, 1997, and specifically excluding the Consumer Business. For the purposes of this Agreement, "consumer", "trade", "K-12", "education technology", "supplementary", "children's learning", "higher education", "business and professional" and "reference" shall have the meanings commonly employed by the management of Simon & Schuster on the date of this Agreement, "reference" specifically includes "reference", "library reference", "Macmillan Computer Publishing" and "Macmillan Publishing" (and any other variation on the term "Macmillan") and "business" refers to businesses managed as a unit, without regard to the specific legal entity that conducts such business.

          "CLOSING NET ASSETS" means, for the Businesses on a combined basis as of the close of business on the Closing Date, total assets minus total liabilities, in each case as of such date, calculated in the same manner and using the same policies and methods consistently applied (without giving effect to costs of replacing the assets set forth on Schedule 1 or items related thereto) as used in preparation of the December 31, 1997 Audited Balance Sheet; PROVIDED that any reversal of reserves commencing on January 1, 1998, through the close of business on the Closing Date that is required by GAAP but is not the result of "payment of the full amount" (as defined in Section 3.07 of this Agreement) shall not be given effect for purposes of calculating Closing Net Assets.

          "CLOSING NET ASSETS ADJUSTMENT AMOUNT" means the Estimated Closing Net Assets less the amount of total assets minus total liabilities reflected on the December 31, 1997 Audited Balance Sheet.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "CONSUMER BUSINESS" means the consumer/trade publishing business that is included within the publishing segment of Viacom as reported in the Annual Report on Form 10-K of Viacom for the year ended December 31, 1997.

          "CONTRACT" means any agreement, lease, evidence of indebtedness, mortgage, indenture, security agreement, deed of trust or other contract, obligation or commitment.

          "CONTROL" means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term "Controlled" shall have a correlative meaning.

          "DECEMBER 31, 1997 AUDITED BALANCE SHEET" means the audited consolidated balance sheet as at December 31, 1997 for the Businesses to be provided to Purchaser pursuant to Section 5.11.

          "DIRECTLY ACQUIRED FOREIGN SUBSIDIARIES" means the entities set forth on Schedule 2A.

          "DIRECTLY ACQUIRED PUBLISHING SUBSIDIARIES" means the entities set forth on Schedule 2.

          "DISCLOSURE SCHEDULE" means the Disclosure Schedule delivered by the Seller to the Parent and the Purchaser on the date hereof.

          "ELECTION SHARES" means all of the issued and outstanding shares of capital stock of Ahsuog Inc., a California corporation; Silver Burdett Ginn Inc., a Delaware corporation; Modern Curriculum, Inc., a California corporation; Regents Publishing Co., Inc., a New York corporation; and Globe Fearon Inc., a California corporation.

          "ENVIRONMENTAL LAW" means any Law relating to pollution or protection of the environment, including to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

          "ENVIRONMENTAL LIABILITY" means any written claim or demand, order, suit, obligation, liability, cost (including the cost of any investigation, testing, compliance or remedial action), damages (consequential or direct), loss or expense (including reasonable attorneys' and consultants' fees and expenses) arising out of, relating to or resulting from any environmental matter or condition and related in any way to the Assets, the Businesses, the Publishing Subsidiaries or to this Agreement or its subject matter, in each case whether arising or incurred before, on or after the Closing Date.

          "ENVIRONMENTAL PERMIT" means any permit, approval, identification number, license and other authorization required under or issued pursuant to any Environmental Law.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "FINAL NA STATEMENT" means the determination of the Closing Net Assets that is final and binding on the parties, either through agreement by the parties or through the action of the Independent Accounting Firm in the manner set forth in Section 2.06.

          "FINAL NET ASSETS ADJUSTMENT AMOUNT" means the Closing Net Assets reflected on the Final NA Statement less the amount of total assets minus total liabilities reflected on the December 31, 1997 Audited Balance Sheet.

          "GOVERNMENTAL AUTHORITY" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

          "GOVERNMENTAL ORDER" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

          "HAZARDOUS MATERIALS" means (a) petroleum, petroleum products, by products or breakdown products, radioactive materials, friable asbestos or polychlorinated biphenyls, and (b) any chemical, material or substance defined or regulated as toxic or as a pollutant, contaminant or waste under any Environmental Law.

          "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

          "INDEPENDENT ACCOUNTING FIRM" means (a) an independent certified public accounting firm in the United States of national recognition mutually acceptable to the

     Seller and the Purchaser or (b) if the Seller and the Purchaser are unable to agree upon such a firm, then each party shall select one such firm and those two firms shall select a third firm, in which event "Independent Accounting Firm" shall mean such third firm.

          "INTELLECTUAL PROPERTY" means: (a) United States, international, and foreign patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, all inventions, all rights therein including rights provided by international treaties or conventions, and all improvements thereto, (b) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers, whether or not registered, including all common law rights and all goodwill associated therewith, and registrations and applications for registration thereof, all rights therein including rights provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) copyrightable works, copyrights, whether or not registered, and registrations and applications for registration thereof, and all rights therein including rights provided by international treaties or conventions, (d) confidential and proprietary information, including technology, trade secrets, ideas, know-how, formulas, customer and supplier lists, pricing and cost information and business and marketing plans and proposals, (e) computer software (including source code, data and related documentation) and (f) all other proprietary rights.

          "INTEREST RATE" means the rate of interest per annum equal to the average of the rate per annum publicly announced by Citibank, N.A. or any successor thereto in New York, New York from time to time as its "base" rate on each day during the period for which interest is paid.

          "IRS" means the Internal Revenue Service.

          "KNOWLEDGE OF THE SELLER" or "SELLER'S KNOWLEDGE" means the actual knowledge of any of the following individuals: the Chairman, any Deputy Chairman or any Senior Vice President of Viacom, Jonathan Newcomb, the President and Chief Executive Officer of Simon & Schuster, Andrew Evans, the Executive Vice President and Chief Financial Officer of Simon & Schuster, Mark C. Morril, the Senior Vice President and General Counsel of Simon & Schuster, Andrea Hirsch, Michael Packer, David Berger, William Roskin (solely in respect of human resources and employee benefits matters), John Berna (solely in respect of Tax matters), David Williamson (solely in respect of real property matters), Henry Hirschberg (solely in respect of the higher education business and the Canadian operations of the Businesses), George Werner (solely in respect of the higher education business), Scott Flanders and David Seligman (solely in respect of the reference publishing business), Martin Maleska (solely in respect of the business and professional publishing business and the international business, excluding Canada), Vincent Loncto (solely in respect of the business and professional publishing business), and David Wan and George McGuirk (solely in respect of the children's learning publishing business), in each case without specific investigation or inquiry by such person.

          "LAW" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

          "LICENSE AGREEMENTS" means the License Agreements between the Purchaser or an Affiliate of the Purchaser and the Seller or an Affiliate of the Seller in the forms attached hereto as Exhibit 1.01(a).

          "LICENSES" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, filings, qualifications, privileges, franchises and similar consents granted or issued by any Governmental Authority.

          "LIEN" means any mortgage, deed or trust, pledge, hypothecation, security interest, encumbrance, claim, lien or charge of any kind, or any conditional sale Contract, title retention Contract or other Contract to create any of the foregoing.

          "MATERIAL ADVERSE EFFECT" means any event, change, effect, occurrence or state of facts that has had or is reasonably expected to have a material adverse effect on the business, results of operations or the financial condition of the Businesses, taken as a whole; PROVIDED, HOWEVER, that any adverse effect arising out of or resulting from (a) an event or series of events or circumstances affecting (i) the publishing industry generally in any country in which any of the Businesses operate or (ii) the United States economy generally or the economy generally of any other country in which the Businesses operate or (b) the entering into of this Agreement or the consummation of the transactions contemplated hereby or the announcement thereof, shall not, in and of itself, constitute a Material Adverse Effect.

          "MINORITY INTERESTS" means any corporation, partnership, joint venture, limited liability company, trust or estate or other Person (other than a Subsidiary) in which a Publishing Subsidiary holds, as of the date of this Agreement, a beneficial interest in less than 50% of (a) the issued and outstanding capital stock of such corporation, (b) the profits or capital of such partnership, joint venture or limited liability company or
     (c) such trust or estate or other Person, each as set forth on Schedule 4.

          "PERMITTED LIENS" means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law and on a basis consistent with past practice for amounts not yet due; (c) Liens incurred or deposits made in the ordinary course of the Businesses and on a basis consistent with past practice in connection with worker's compensation, unemployment insurance or other types of social security; (d) minor defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value of any of the Owned Real Property or interfering with the ordinary conduct of the Businesses; (e) Liens not created by or through the Seller or any Publishing Subsidiary which affect the underlying fee interest of any Leased Real Property that do not materially interfere with the conduct of the Businesses as currently conducted; and (f) Liens incurred in the ordinary course of the Businesses and on a basis consistent with past practice securing obligations or liabilities which are not individually or in the aggregate material to the relevant Owned Real Property or Leased Real Property, respectively.

          "PERMITTED REORGANIZATION" means an internal reorganization of assets owned by the Seller or its Subsidiaries to be completed on or prior to the Closing Date (1) to effect any transfer (a) of Assets to the Publishing Subsidiaries (or otherwise in connection with an assignment permitted pursuant to Section 11.08 hereof), (b) of assets from the Publishing Subsidiaries to the Seller or an Affiliate of the Seller (other than a Publishing Subsidiary) and (c) of assets from any Publishing Subsidiary to any other Publishing Subsidiary or (2) to transfer any inactive Subsidiary to the Seller or one of its Affiliates that is not a Publishing Subsidiary.

          "PERSON" means any natural person, general or limited partnership, corporation, limited liability company, firm, association, Governmental Authority or other legal entity.

          "PUBLISHING SUBSIDIARIES" means the entities set forth on Schedule 3.

          "PURCHASE PRICE" means (a) the Base Price, (b) increased by, if positive, or decreased by, if negative, 75% of the Closing Net Assets Adjustment Amount, (c) increased by the amount, if any, payable by the Parent and the Purchaser pursuant to Section 2.06(e) hereof and (d) decreased by the amount, if any, payable by the Seller pursuant to Section 2.06(e) hereof.

          "SECTION 338 TAX" means a Tax that is attributable to, or arises or results from, any Election other than Taxes subject to Section 7.07.

          "SECURITIES ACT" means the Securities Act of 1933, as amended.

          "SERVICES AGREEMENTS" means the Services Agreements between the Purchaser and the Seller or Affiliates thereof in the forms attached hereto as Exhibit 1.01(b).

          "SIMON & SCHUSTER" means Simon & Schuster, Inc., a New York corporation.

          "SITE" means any of the real properties currently owned or leased by the Seller or any Affiliate of the Seller in connection with the Businesses or by any of the Publishing Subsidiaries, including all soil, subsoil, surface waters and groundwater thereat.

          "SUBLEASE AGREEMENT" means the Sublease Agreement between the Purchaser (or an assignee reasonably acceptable to the Seller and acceptable to the landlord for such property) and the Seller with respect to 1633 Broadway substantially in the form attached hereto as Exhibit 1.01(c) and containing representations and warranties with respect to subleased property comparable to those contained in Section 3.19 of this Agreement.

          "SUBSIDIARY" of any Person means any corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such first Person, or by such first Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

          "TAX" or "TAXES" means all income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, use, payroll, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax authority with respect thereto.

          "TAX RETURNS" means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

          "VIACOM" means Viacom Inc., a Delaware corporation.

          SECTION 1.02. OTHER DEFINED TERMS. The following terms have the meanings defined for such terms in the Sections set forth below:

     TERM                                                   SECTION
     ----                                                   -------

     Assumed Pension Benefits                               6.02(d)
     Audited Financial Statements                           5.11(a)
     Business Employees                                     3.13(a)
     Closing                                                2.03
     Closing Date                                           2.03
     COBRA                                                  6.02(c)
     Competing Business                                     5.12
     Confidentiality Agreement                              5.03
     Contest                                                7.03(b)
     Draft Allocation Statement                             2.02(b)
     Election                                               7.05(a)
     Election Allocations                                   7.05(b)
     Estimated Closing Net Assets                           2.06(a)
     Extraordinary Meeting of Shareholders                  5.04(c)
     Financial Statements                                   3.06(a)
     Financing                                              4.06
     Foreign Government Scheme or Arrangement               3.13(d)
     Foreign Plan                                           3.13(d)
     Former Business Employees                              3.13(a)
     Forms                                                  7.05(a)
     GAAP                                                   3.06(b)
     Indemnified Party                                      10.03(a)
     Indemnifying Party                                     10.03(a)
     Initial NA Statement                                   2.06(b)
     Leased Real Property                                   3.19(b)
     Leased Real Property Permitted Exceptions              3.19(b)
     Licensed Intellectual Property                         3.12(a)
     Losses                                                 10.01(a)
     MADSP                                                  7.05(b)
     Material Contracts                                     3.16(a)
     Material Licenses                                      3.10
     Notice of Disagreement                                 2.06(c)
     Offering Circular                                      5.02(b)
     Owned Intellectual Property                            3.12(a)
     Owned Real Property                                    3.19(a)
     Owned Real Property Permitted Exceptions               3.19(a)
     Paramount DCP                                          6.02(e)
     Parent                                                 Preamble
     Parent Board Recommendation                            4.01
     Post-Closing Date Tax Benefit                          7.02(c)

     Pre-Closing Date NOL                                   7.02(a)
     Prentice-Hall Canada Pension Plan                      6.02(d)
     Purchase Price Notice                                  2.06(a)
     Purchaser                                              Preamble
     Purchaser Indemnified Parties                          10.02(a)
     Purchaser's DC Plan                                    6.02(b)
     PW                                                     5.11(b)
     Real Property                                          3.19(b)
     Real Property Leases                                   3.19(b)
     Recipients                                             5.03(b)
     Reference Statement of Net Assets                      3.06
     Retirees                                               6.03
     S&S DCP                                                6.02(e)
     S&S EIP                                                6.02(b)
     SEC                                                    5.11
     Seller                                                 Preamble
     Seller Indemnified Parties                             10.01(a)
     Seller LOCs                                            5.07
     Shares                                                 Recitals
     Stock Allocations                                      2.02(b)
     UK Pension Plan                                        6.02(f)
     Unaudited Interim Period Financial Statements          5.11
     VEIP                                                   6.02(b)
     VEPP                                                   6.02(a)
     Viacom ERISA Plans                                     3.13(a)
     Viacom Plans                                           3.13(a)
     VICL Pension Plan                                      6.02(d)
     VIP                                                    3.13(a)
     VPP                                                    3.13(a)

          SECTION 1.03. TERMS GENERALLY. (a) Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (b) the terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (c) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation", unless otherwise specified and (d) provisions shall apply, when appropriate, to successive events and transactions.


                                      ARTICLE II

                                  PURCHASE AND SALE

          SECTION 2.01. PURCHASE AND SALE. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to the Parent and the Purchaser (and/or cause one or more of its Subsidiaries to sell, convey, assign, transfer and deliver to the Parent and the Purchaser), and the Parent and the Purchaser shall purchase, acquire and accept from the Seller or such Subsidiaries (i) first, all right, title and interest in and to all the outstanding capital stock of the Directly Acquired Foreign Subsidiaries and (ii) immediately thereafter (but subsequent to the distribution of all proceeds received by a Publishing Subsidiary from the sale of any Directly Acquired Foreign Subsidiary), all right, title and interest in and to all the outstanding capital stock of the Directly Acquired Publishing Subsidiaries.

          SECTION 2.02. PURCHASE PRICE; ALLOCATION OF PURCHASE PRICE. (a) The Parent and the Purchaser shall pay that portion of the Purchase Price as is specified in the Purchase Price Notice in cash to the Seller at the Closing, as provided in Section 2.05(a), with the remainder payable as provided in Section 2.06(e). The Purchase Price shall be subject to adjustment after the Closing as set forth in Section 2.06 hereof.

          (b) Within 130 days after the Closing Date, the Purchaser shall prepare and submit to the Seller a draft statement (the "DRAFT ALLOCATION STATEMENT") of the allocation of the Purchase Price among (i) the Directly Acquired Publishing Subsidiaries and among the Directly Acquired Foreign Subsidiaries (the "STOCK ALLOCATIONS") and (ii) the covenant not to compete contained in Section 5.12. Purchaser and Parent agree to allocate at least $200 million to the acquisition of Viacom Holdings [name to be changed], and at least $300 million to the acquisition of the other Directly Acquired Foreign Subsidiaries. Purchaser and Parent further agree to allocate no more than 5% of the Purchase Price to such covenant not to compete. Seller shall not dispute any of the foregoing three allocations to such extent. On or prior to the 30th day after the Seller's receipt of the Draft Allocation Statement, the Seller shall either (i) consent to such Stock Allocations as set forth on the Draft Allocation Statement or (ii) notify the Purchaser that it disagrees with the Draft Allocation Statement. If the Seller and the Purchaser are unable to resolve their differences within 30 days after the Purchaser has been notified with respect to the Seller's disagreement with the Draft Allocation Statement, then any unresolved issues shall be submitted to an Independent Accounting Firm to resolve in a final binding manner after hearing the views of the Seller and the Purchaser. The fees and expenses of the Independent Accounting Firm shall be shared equally between the Seller and the Purchaser.

          (c) The Seller, the Parent and the Purchaser shall report the federal, state, local and foreign Tax consequences of the transaction contemplated by this Agreement in a manner consistent with the Stock Allocations as agreed by the Seller and the Purchaser or as determined by the Independent Accounting Firm, as the case may be. The Seller, the Parent and the Purchaser further covenant and agree not to take a position with respect to Taxes that is inconsistent with the Stock Allocations on any Tax Return or otherwise, except as may be required by Law.

          SECTION 2.03. CLOSING. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated hereby shall take place at a closing (the "CLOSING") to be held at 10:00 a.m., New York City time, on or before the fifth Business Day following the later to occur of the satisfaction or waiver of the conditions to the obligations of the parties set forth in Sections 8.01(b) and (c) and 8.02(b), (c) and (f), at the offices of the Seller, 1515 Broadway, New York, New York, or at such other time or on such other date or at such other place as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "CLOSING DATE"). The Closing shall be deemed effective as of the close of business on the Closing Date.

          SECTION 2.04. CLOSING DELIVERIES BY THE SELLER. At the Closing, the Seller shall deliver or cause to be delivered to the Parent and the Purchaser:

          (a) stock certificates evidencing all of the Shares, duly endorsed in blank or accompanied by stock powers and transfer forms duly executed in blank;

          (b) a receipt for the portion of the Purchase Price as is specified in the Purchase Price Notice;

          (c)  the Ancillary Agreements required to be delivered pursuant to
     Section 8.02; and

          (d)  any required stock transfer tax stamps.

          SECTION 2.05. CLOSING DELIVERIES BY THE PURCHASER. At the Closing, Parent and the Purchaser shall deliver to the Seller:

          (a) the portion of the Purchase Price equal to the Base Price increased by, if positive, or decreased by, if negative, 75% of the Closing Net Assets Adjustments Amount by wire transfer in immediately available funds, to an account or accounts designated at least four Business Days prior to the Closing Date by the Seller in a written notice to the Purchaser; and

          (b)  the Ancillary Agreements required to be delivered pursuant to
     Section 8.01.

          SECTION 2.06. PURCHASE PRICE ADJUSTMENT. (a) Not less than 15 days prior to the Closing Date, the Seller shall provide the Purchaser with a preliminary good faith estimate of the anticipated Estimated Closing Net Assets (as defined below). Not less than three Business Days prior to the Closing Date, the Seller shall deliver a notice (the "PURCHASE PRICE NOTICE") to the Purchaser that sets forth (i) the Seller's good faith estimate of the Closing Net Assets (the "ESTIMATED CLOSING NET ASSETS") and (ii) the calculation of the Closing Net Assets Adjustment Amount and the portion of the Purchase Price payable at Closing pursuant to Section 2.05(a). The calculation of the Closing Net Assets Adjustment Amount set forth in the Purchase Price Notice shall be binding on the Parent, the Purchaser and the Seller absent manifest error.

          (b) As promptly as practicable, but no later than 120 days after the Closing Date, the Purchaser shall prepare and deliver to the Seller an audited consolidated balance sheet (including the related notes and schedules thereto) which shall set forth the Purchaser's determination of the Closing Net Assets (the "INITIAL NA STATEMENT"). During the 20 Business Days immediately following the Seller's receipt of the Initial NA Statement, the Seller and its representatives will be permitted to review at the Seller's offices the Purchaser's working papers relating to the Initial NA Statement as well as all of the books and records relating to the operations and finances of the Businesses with respect to the period up to and including the Closing Date, and the Purchaser shall make reasonably available at the Seller's offices the individuals responsible for the preparation of the Initial NA Statement in order to respond to the reasonable inquiries of the Seller.

          (c) The Seller shall notify the Purchaser in writing (the "NOTICE OF DISAGREEMENT") within 20 Business Days after receiving the Initial NA Statement if the Seller disagrees with the Purchaser's calculation of the Closing Net Assets, which Notice of Disagreement shall set forth in reasonable detail the basis for such dispute and the U.S. Dollar amounts involved and the Seller's good faith estimate of the Closing Net Assets. If no Notice of Disagreement is received by the Purchaser within such 20 Business Day period, then the Initial NA Statement shall be deemed to have been accepted by the Seller, shall become final and binding upon the parties and shall be the Final NA Statement.

          (d) During the 20 Business Days immediately following the delivery of a Notice of Disagreement, the Seller and the Purchaser shall seek in good faith to resolve any differences that they may have with respect to any matter specified in the Notice of Disagreement. If at the end of such 20 Business Day period the Seller and the Purchaser have been unable to agree upon a Final NA Statement, the Seller and the Purchaser shall submit to the Independent Accounting Firm for review and resolution any and all matters that remain in dispute with respect to the Notice of Disagreement. The Independent Accounting Firm shall use commercially practicable efforts to make a final determination, binding on the parties hereto, of the Closing Net Assets within 20 Business Days, and such final determination shall be the Final NA Statement. The cost of the Independent Accounting Firm's review and determination shall be paid by the party that has determined an amount of Closing Net Assets that is the greatest amount different from the amount on the Final NA Statement. During the 20 Business Day review by the Independent Accounting Firm, the Purchaser and the Seller will each make available to the Independent Accounting Firm interviews with such individuals and such information, books and records as may be reasonably required by the Independent Accounting Firm to make its final determination.

          (e) (i) If the Final Net Assets Adjustment Amount (as set forth in the Final NA Statement) exceeds 75% of the Closing Net Assets Adjustment Amount, then the Parent and the Purchaser shall pay to the Seller an amount equal to such excess or (ii) if 75% of the Closing Net Assets Adjustment Amount exceeds the Final Net Assets Adjustment Amount (as set forth in the Final NA Statement), then the Seller shall pay to the Parent and the Purchaser an amount equal to such excess, in either case within five Business Days after the Final NA Statement becomes final and binding on the parties hereto and, in either case, together with interest thereon from the Closing Date until the date of payment at the Interest Rate. If the Final Net Assets Adjustment Amount (as set forth in the Final NA Statement) is equal to 75% of the Closing Net Assets Adjustment Amount, then neither the Parent and the Purchaser, on the one hand, nor the Seller, on the other hand, shall owe any amount to the other party pursuant to this Section 2.06.

          (f) The Parent and the Purchaser agree that following the Closing through the date that payment, if any, is made pursuant to Section 2.06(e), it will not take any actions with respect to any accounting books, records, policy or procedure on which the Initial NA Statement or the Final NA Statement is to be based that are inconsistent with past practices of the Seller or that would make it impossible or impracticable to calculate the Closing Net Assets in the manner and utilizing the methods required hereby.

          SECTION 2.07. PAYMENTS AND COMPUTATIONS. Each party shall make each payment due to the other party hereunder as soon as practicable on the day when due in U.S. dollars by wire transfer in immediately available funds. All computations of interest shall be made on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

                                     ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF THE SELLER

          The Seller represents and warrants to the Parent and the Purchaser as follows:

          SECTION 3.01. INCORPORATION AND AUTHORITY OF THE SELLER. (a) The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by the Seller, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Seller. This Agreement has been, and upon execution the Ancillary Agreements will be, duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Parent and the Purchaser) this Agreement constitutes, and upon execution the Ancillary Agreements will constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (b) Each Affiliate of the Seller that is a party to one or more Ancillary Agreements is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has or prior to Closing will have all necessary corporate power and authority to enter into the Ancillary Agreements to which it is a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Ancillary Agreements by each such Affiliate, the performance by each such Affiliate of its respective obligations thereunder and the consummation by each such Affiliate of the transactions contemplated thereby have been or prior to Closing will have been duly authorized by all requisite corporate action on the part of each such Affiliate. Upon execution, each such Ancillary Agreement will be duly executed and delivered by each such Affiliate, and (assuming due authorization, execution and delivery by any party that is not the Seller or an Affiliate of the Seller) the Ancillary Agreements will constitute legal, valid and binding obligations of each such Affiliate that is a party thereto, enforceable against each such Affiliate in accordance with their terms, subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          SECTION 3.02. INCORPORATION AND QUALIFICATION OF THE PUBLISHING SUBSIDIARIES. Each Publishing Subsidiary is a corporation duly incorporated, validly existing and, to the extent legally applicable, in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to own, operate or lease its respective Assets. Each Publishing Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.03. CAPITAL STOCK OF THE PUBLISHING SUBSIDIARIES. The Shares constitute all the authorized, issued and outstanding shares of capital stock of each of the Publishing Subsidiaries. Immediately prior to the Closing, the Directly Acquired Publishing Subsidiaries and the Directly Acquired Foreign Subsidiaries will own all the outstanding capital stock of the other Publishing Subsidiaries. The number of shares of capital stock of each Publishing Subsidiary issued and outstanding, and the owners thereof, are set forth in
Section 3.03 of the Disclosure Schedule. The Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any pre-emptive rights. There are no subscriptions, options, warrants, calls, preemptive rights or rights of conversion or other rights, agreements, arrangements or commitments relating to the capital stock of any Publishing Subsidiary obligating such Publishing Subsidiary to issue or sell or to purchase or redeem any of its shares of capital stock. Schedule 4 hereto lists all equity interests held by any Publishing Subsidiary in any Person that is not a Publishing Subsidiary. The Seller beneficially owns the Shares and the Minority Interests, free and clear of all Liens except for Liens arising out of, under or in connection with this Agreement or created by or through the Purchaser or any of its Affiliates. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Shares or the Minority Interests. Upon payment for the Shares as contemplated by this Agreement, the Parent and the Purchaser will acquire from the Seller good and marketable title to the Shares, free and clear of all Liens, except Liens arising by or through the Purchaser or any of its Affiliates.

          SECTION 3.04. NO CONFLICT. Assuming all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained, and except as may result from any facts or circumstances relating to the Parent or the Purchaser or as described in Section 3.04 of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller and its Affiliates does not and will not (a) violate or conflict with the Certificate of Incorporation, other constitutive documents or by-laws of the Seller or any Publishing Subsidiary, (b) conflict with or violate any material Law or Governmental Order applicable to the Seller or any Publishing Subsidiary or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation, or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or result in the creation of any Lien on any Shares or on any of the Assets pursuant to, any note, bond, Contract, license, permit, franchise or other instrument to which the Seller or any Publishing Subsidiary is a party or by which any of such Shares or the Assets are bound or affected, except (i) for Liens created by or through the Purchaser or any of its Affiliates and (ii) as would not, individually or in the aggregate (A) have a Material Adverse Effect or (B) materially impair the ability of the Seller to consummate the sale of the Shares to the Parent and the Purchaser as contemplated by this Agreement.

          SECTION 3.05. CONSENTS AND APPROVALS. The execution and delivery of this Agreement and each Ancillary Agreement by the Seller and those of its Affiliates that are parties to any of the Ancillary Agreements do not, and the performance of this Agreement and each Ancillary Agreement by the Seller and such Affiliates will not, require any material consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) as described in Section 3.05 of the Disclosure Schedule,
(b) the notification requirements of the HSR Act and applicable filings under foreign antitrust and competition Laws, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, have a Material Adverse Effect or prevent the Seller from performing any of its material obligations under this Agreement and the Ancillary Agreements or (d) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or its Affiliates.

          SECTION 3.06. FINANCIAL INFORMATION. (a) The unaudited special purpose profit and loss statement of the Publishing Subsidiaries for the year ended December 31, 1997 and the unaudited special purpose statement of net assets of the Publishing Subsidiaries as at December 31, 1997 included in
Section 3.06 of the Disclosure Schedule (collectively, the "FINANCIAL STATEMENTS") have been prepared on the basis set forth in Section 3.06 of the Disclosure Schedule and present fairly in all material respects the results of operations and net assets of the Publishing Subsidiaries as of the date indicated and for the period then ended. The Financial Statements were prepared based upon the information contained in the Seller's books and records. Each of the Parent and the Purchaser acknowledges that the Financial Statements do not reflect the net assets or results of operations of the Publishing Subsidiaries that would have occurred if such subsidiaries were a separate business on the date and during the periods presented. The unaudited special purpose statement of net assets of the Publishing Subsidiaries as at December 31, 1997 is herein referred to as the "Reference Statement of Net Assets".

          (b) The Audited Financial Statements, once prepared as contemplated by Section 5.11(a), shall be presented in accordance with generally accepted accounting principles in the United States ("GAAP"), consistently applied, and shall present fairly, in all material respects, the financial position, results of operations and cash flows of the Businesses as of the dates indicated and for the periods then ended. The Unaudited Interim Period Financial Statements, once prepared as contemplated by Section 5.11(a), shall be presented in accordance with GAAP, consistently applied, and shall present fairly, in all material respects, the financial position, results of operations and cash flows of the Businesses as of the dates indicated and for the periods then ended, except for the absence of footnotes and subject to normal year-end adjustments.

          SECTION 3.07. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1997, except as disclosed in Section 3.06 or 3.07 of the Disclosure Schedule or as contemplated by this Agreement, the Businesses have been conducted in the ordinary course and consistent with past practice and (a) there has not occurred any event which, individually or in the aggregate, has had a Material Adverse Effect or that would materially impair the ability of the Seller to consummate the sale of the Shares to the Parent and the Purchaser as contemplated by this Agreement or (b) to the Knowledge of the Seller, except as required by GAAP, any reversal of reserves on the financial statements of the Publishing Subsidiaries except as a result of payment of the full amount specifically attributable to such reserve. For purposes of this Agreement, "payment of the full amount" shall include reserve reductions for actual returns, bad debt write-offs, inventory write-offs and accounts receivable deductions taken by customers and approved by the Publishing Subsidiaries, in each case consistent with past practice of the Publishing Subsidiaries. In addition, Seller has not permitted any Affiliate to take any action referred to in Section 5.01(b)(vi) through
(ix).

          SECTION 3.08.  ABSENCE OF LITIGATION.  Except as set forth in Section
3.08 of the Disclosure Schedule, there are no material Actions pending or, to the Knowledge of the Seller, threatened in writing against the Seller or any Publishing Subsidiary, or to which any of the Shares or Assets are subject, that would reasonably be expected to have a Material Adverse Effect or that would materially impair the ability of the Seller to consummate the sale of the Shares to the Parent and the Purchaser as contemplated by this Agreement.

          SECTION 3.09. COMPLIANCE WITH LAWS. To the Knowledge of the Seller, neither the Seller nor any Publishing Subsidiary is in material violation of any material Laws and Governmental Orders applicable to the Businesses, the Shares or any material Asset, or by which any of them is bound, except (a) as set forth in Section 3.09 of the Disclosure Schedule or (b) for violations the existence of which would not, individually or in the aggregate, have a Material Adverse Effect or that would not materially impair the ability of the Seller to consummate the Permitted Reorganization or the sale of the Shares to the Parent and the Purchaser as contemplated by this Agreement.

          SECTION 3.10. GOVERNMENTAL LICENSES AND PERMITS. The Publishing Subsidiaries hold all governmental qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations (collectively, "MATERIAL LICENSES") material to the operation of the Businesses as currently operated by the Publishing Subsidiaries. All of such licenses, permits, approvals and authorizations are in full force and effect and the Businesses are in material compliance with each such Material License, except as would not, individually or in the aggregate, have a Material Adverse Effect or that would not materially impair the ability of the Seller to consummate the Permitted Reorganization or the sale of the Shares to the Parent and the Purchaser as contemplated by this Agreement.

          SECTION 3.11. THE ASSETS. (a) Except as set forth in Section 3.11(a) of the Disclosure Schedule, the Assets, taken together with the Sublease Agreement and the License Agreements, will, as of the Closing Date, constitute all of the assets used to conduct the Businesses in all material respects as conducted on the date of this Agreement.

          (b) Except (i) as disclosed in Section 3.11(b) of the Disclosure Schedule, (ii) for Permitted Liens, or (iii) for Liens created by or through the Purchaser or any of its Affiliates, the Assets are owned, licensed or leased by a Publishing Subsidiary, free and clear of all Liens.

          SECTION 3.12. INTELLECTUAL PROPERTY. (a) The Publishing Subsidiaries own or have the right to use, and to continue using (subject to the terms thereof), all Intellectual Property that is material to the operation of the Businesses as currently operated by the Publishing Subsidiaries ("OWNED INTELLECTUAL PROPERTY" or "LICENSED INTELLECTUAL PROPERTY", as applicable). The Seller's and the Publishing Subsidiaries' ownership or right to use trademarks and service marks is subject to the rights of third parties who may have begun using such trademarks or service marks before the Seller or such Publishing Subsidiaries, and the Seller's and the Publishing Subsidiaries' ownership or right to use common law trademarks and service marks is subject to the capability of such trademarks or service marks to serve as a trademark or service mark. Except as provided for in the Consumer to Purchaser License Agreement, the Owned Intellectual Property and the Licensed Intellectual Property collectively constitute all of the Intellectual Property material to the continued operation of the Businesses as conducted on the date of this Agreement. The Seller has previously made available to the Purchaser a true and complete list of all registered U.S. and foreign trademarks, trade names and service marks that are used by the Businesses.

          (b) Except for such infringements as would not have a Material Adverse Effect, (i) neither the Owned Intellectual Property nor, to the Knowledge of the Seller, the Businesses' use of the Licensed Intellectual Property, infringes upon the Intellectual Property rights of any third party, and (ii) no written claim has been asserted to the Seller or any Publishing Subsidiary which is currently pending that the use of such Owned Intellectual Property or Licensed Intellectual Property in a manner consistent with past and present practice does or may infringe upon the Intellectual Property rights of any third party.

          (c) Subject to the exceptions described in Section 3.12(a), the Publishing Subsidiaries are entitled to use the Owned Intellectual Property in a manner consistent in all material respects with current practice of the Businesses.

          (d) Subject to the exceptions described in Section 3.12(a), the Publishing Subsidiaries have the right to use all Licensed Intellectual Property in a manner consistent in all material respects with current practice of the Businesses and subject to the terms of the respective license agreements and permissions.

          (e) To the Knowledge of the Seller, no Person is engaging in any activity that infringes in any material respect upon the Owned Intellectual Property or the Publishing Subsidiaries' rights in the Licensed Intellectual Property. Except as would not have a Material Adverse Effect, the consummation of the transactions contemplated by this Agreement (including, without limitation, the purchase and sale of the Shares and the Permitted Reorganization) and the Ancillary Agreements will not result in the termination or impairment of any of the Owned Intellectual Property or of any license or sublicense of the Licensed Intellectual Property or the Owned Intellectual Property.

          (f) Except as would not have a Material Adverse Effect, (i) neither the Seller nor any Publishing Subsidiary is in material breach of, or material default under, any material term of any license or sublicense of the Owned Intellectual Property or the Licensed Intellectual Property and (ii) no other party to such license, sublicense or Contract is in material breach of or material default under any term of any such license, sublicense or Contract.

          (g) With respect to any Owned Intellectual Property filed with or recorded by any Governmental Authority (including patent, trademark, copyright and other registrations and applications), all of such registrations and applications are valid and in full force and effect and all necessary registration, maintenance and renewal fees in connection therewith have been paid and all necessary documents and certificates in connection therewith have been filed with the relevant patent, copyright, trademark or other authority in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining the registrations or applications for registration of such Owned Intellectual Property except where the failure to be valid and in full force and effect or to make such payment or filing would not have a Material Adverse Effect.

          (h)  Except (i) as described in Section 3.12(a), (ii) as set forth in
Section 3.12 of the Disclosure Schedule and (iii) for licences, options, consents and permissions granted to use Owned Intellectual Property or Licensed Intellectual Property, all right, title and interest in and to the Owned Intellectual Property is, or at the Closing will be, owned by a Publishing Subsidiary subject to no Lien other than Permitted Liens, and neither the Seller nor any of its Affiliates nor any of the Publishing Subsidiaries has, or at the Closing will have, assigned, transferred, conveyed or otherwise encumbered any right, title or interest in the Owned Intellectual Property or the Licensed Intellectual Property.

          SECTION 3.13. EMPLOYEE BENEFITS MATTERS. (a) Section 3.13(a)(i) of the Disclosure Schedule contains a true and complete list of all employee benefit plans (within the meaning of Section 3(3) of ERISA, hereafter "VIACOM ERISA PLANS") and all other profit sharing, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, supplemental retirement, pension, supplemental unemployment benefits, change of control, severance, death, health, dental, medical, welfare, disability, life insurance or other benefit plans, programs or arrangements and all employment, termination, severance or other Contracts or agreements with respect to which Viacom, the Seller or any Publishing Subsidiary has any obligation and which are maintained, contributed to or sponsored by Viacom, the Seller or any Publishing Subsidiary for the benefit of (i) any current employee, officer or director of Viacom, the Seller or any Publishing Subsidiary who is employed in the Businesses and who is listed on Section 3.13(a)(ii) of the Disclosure Schedule, which includes the names and current annual salary rates of all such individuals as of the date hereof, excluding those individuals listed on Section 3.13(a)(iii) of the Disclosure Schedule (collectively, the "BUSINESS EMPLOYEES") or (ii) any former employee, officer or director of Viacom, the Seller or any Publishing Subsidiary who was previously employed in the Businesses (collectively, the "FORMER BUSINESS EMPLOYEES"), other than plans, programs, arrangements, Contracts or agreements for which no benefits are payable after the Closing or for which no benefits will be required to be paid by the Purchaser or any Publishing Subsidiary (collectively, the "VIACOM PLANS"). Except as disclosed in Section 3.13(a)(i) of the Disclosure Schedule, each Viacom ERISA Plan is in writing and the Seller has previously made available to the Purchaser a true and complete copy of each Viacom ERISA Plan and the most recently received IRS determination letter for each of the Viacom Pension Plan (the "VPP") and the Viacom Investment Plan (the "VIP").

          (b) Except as otherwise disclosed in Section 3.13(b) of the Disclosure Schedule, none of the Viacom Plans (i) is a "multiemployer plan", within the meaning of Section 3(37) or 4001(a)(3) of ERISA, or a "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, for which the Seller or any Publishing Subsidiary could incur liability under
Section 4063 or 4064 of ERISA, or (ii) provides or promises to provide retiree medical or life insurance benefits. To the knowledge of the Seller, no circumstances exist pursuant to which any Publishing Subsidiary could incur liability under Title IV of ERISA or Section 4971 through 4980B of the Code or
Section 502(i) or (l) of ERISA.

          (c) Except as disclosed in Section 3.13(c) of the Disclosure Schedule, none of the Seller nor any Publishing Subsidiary is a party to any collective bargaining or other labor union Contract applicable to any Business Employees. As of the date hereof, except as disclosed in Section 3.13(c) of the Disclosure Schedule, there is, to the Knowledge of the Seller, no material labor strike, slowdown or work stoppage against the Seller or any Publishing Subsidiary pending or, to the Knowledge of the Seller, threatened in writing, which may interfere in any material respect with the business activities of the Businesses.

          (d) With respect to each scheme or arrangement mandated by a government other than the United States (a "FOREIGN GOVERNMENT SCHEME OR ARRANGEMENT") and with respect to each Viacom Plan that is subject to laws other than United States law (a "FOREIGN

PLAN"), except as any inaccuracy in the following statements, individually or in the aggregate, would not have a Material Adverse Effect:

          (i) with respect to each Foreign Plan which is a pension plan, the Seller will furnish to the Purchaser, prior to the Closing, a copy of the most recent actuarial report, financial statement and asset statement and no changes have occurred or are reasonably expected to occur which would materially affect the solvency of such Foreign Plan (on an ongoing or winding up basis) or the information contained in such actuarial report, financial statement or asset statement;

          (ii) any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with country-specific accounting practices;

          (iii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or for each Foreign Plan where there are no such assets or insurance, a book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former beneficiaries in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan; and

          (iv) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

          (e) The aggregate maximum severance and stay bonus liability under the Executive Management Enhanced Severance and Retention Bonus Program is approximately $88 million. The additional liability under employment agreements for Tier II executives will not exceed six additional months of severance. Further, Tier I executives' employment agreements do not extend beyond September 30, 2000, except for three executives' employment agreements as disclosed.

          (f) Except as disclosed in Section 3.13(f) of the Disclosure Schedule, no benefit under any Viacom Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated by this Agreement or the Ancillary Agreements.

          SECTION 3.14. TAXES. (a) All material Tax Returns required to have been filed on or before the Closing Date by or with respect to any Publishing Subsidiary, the

Businesses or the Assets or any affiliated, combined, consolidated, unitary or similar group of which any Publishing Subsidiary or any Person that holds any Assets or conducts any of the Businesses, is or was a member have been duly and timely filed (or, if due between the date hereof and the Closing Date, will be duly and timely filed), and each such Tax Return correctly and completely reflects the income, franchise or other Tax liability and any other information required to be reported thereon. All Taxes owed by any Publishing Subsidiary shown on any Tax Return have been paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid) or are being contested in good faith.

          (b) There are no currently outstanding claims by any Tax authority in a jurisdiction in which a Publishing Subsidiary does not file Tax Returns to the effect that a Publishing Subsidiary is or may be subject to taxation by that jurisdiction.

          (c) Each Publishing Subsidiary has withheld and paid all Taxes required by applicable law to have been withheld and paid on or before the Closing Date in connection with amounts paid or owing to any employee, former employee, creditor, shareholder, Affiliate, customer, supplier or other third party.

          (d) There are no accounting method changes, and, to the Knowledge of the Seller, there are no proposed or threatened accounting method changes, of any Publishing Subsidiary that could reasonably be expected to give rise to an adjustment under Section 481 of the Code for periods after the Closing Date.

          (e) Except with respect to a ruling from the Internal Revenue Service relating to Section 197 of the Code, no Publishing Subsidiary has received any written ruling of a Tax authority related to Taxes with respect to a Publishing Subsidiary or entered into any written and legally binding agreement with a Tax authority relating to Taxes with respect to a Publishing Subsidiary.

          (f)    Each Publishing Subsidiary has disclosed (in accordance with
Section 6662(d)(2)(B)(ii) of the Code or applicable predecessor provisions) on its federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662(d) of the Code (or applicable predecessor provisions).

          (g) No Publishing Subsidiary has made or is subject to an election under Section 475 of the Code (or any similar provision of state, local or foreign law).

          (h) Each of the Publishing Subsidiaries listed in the definition of Election Shares is a member of the group of affiliated corporations within the meaning of Section 1504(a) of the Code of which the Seller or Viacom is the common parent, and the Seller otherwise is eligible to join with Purchaser in making an Election with respect to the acquisition of the Election Shares.

          SECTION 3.15.  ENVIRONMENTAL MATTERS.  Except as disclosed in Section
3.15 of the Disclosure Schedule, or as would not, individually or in the aggregate, have a Material Adverse Effect:

          (a) the Publishing Subsidiaries have obtained all necessary Environmental Permits;

          (b) all Assets are in material compliance with all terms, conditions and provisions of all applicable (i) Environmental Permits and
     (ii) Environmental Laws;

          (c) there are no pending or threatened material Environmental Liabilities against the Seller or any of its Affiliates in connection with the Businesses or the Publishing Subsidiaries;

          (d) no releases of Hazardous Materials at concentrations that would be reasonably likely to give rise to material Environmental Liabilities have occurred at, from, in, to, on, or under any Site; and

          (e) there are no (i) underground storage tanks, active or abandoned, (ii) polychlorinated biphenyl containing equipment, or (iii) friable asbestos containing material at any Site, except for those the presence of which could not reasonably be expected to result in the Businesses or Publishing Subsidiaries incurring material Environmental Liabilities.

          SECTION 3.16. MATERIAL CONTRACTS. (a) Section 3.16(a) of the Disclosure Schedule lists each of the following Contracts of the Seller and the Publishing Subsidiaries (such Contracts being "MATERIAL CONTRACTS"):

          (i) each Contract for the purchase or lease of inventory, other materials or real or personal property with any supplier or for the furnishing of services (including printing services and fulfillment services) or equipment or the development of electronic products to the Businesses or any Publishing Subsidiary under the terms of which: (A) the Businesses or any Publishing Subsidiary (I) paid more than $1,000,000 in the aggregate during the calendar year ended December 31, 1997 or is likely to pay or receive consideration of more than $1,000,000 in the aggregate during the calendar year ended December 31, 1998 or (II) is likely to pay or otherwise give consideration of more than $5,000,000 in the aggregate over the remaining term of such Contract and (B) cannot be cancelled by the applicable Business or such Publishing Subsidiary without penalty or further payment or without more than 90 days' notice;

          (ii) each Contract for the sale or lease of inventory or other personal or real property or for the furnishing of services by the Businesses or any Publishing Subsidiary which: (A)(I) paid more than $1,000,000 in the aggregate during the calendar year ended December 31, 1997 or is likely to involve consideration of more than $1,000,000 in the aggregate during the calendar year ended December 31, 1998 or (II) is likely to involve consideration of more than $5,000,000 in the aggregate over the remaining term of the contract and (B) cannot be cancelled by the applicable Business or such Publishing Subsidiary without penalty or further payment or without more than 90 days' notice;

          (iii) each Contract relating to indebtedness for borrowed money of the Businesses or any Publishing Subsidiary which individually is in excess of $1,000,000; and

          (iv) all Contracts that limit or purport to limit the ability of the Seller (insofar as it relates to any Business) or any Publishing Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time after the Closing Date.

          (b) Except as disclosed in Section 3.16(b) of the Disclosure Schedule and except as would not, individually or in the aggregate, have a Material Adverse Effect, each Material Contract: (i) is valid and binding on the Publishing Subsidiary which is a party thereto and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.04 or
Section 3.05 of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Seller's knowledge, neither the Seller nor any Publishing Subsidiary is in material breach of, or material default under, any Material Contract.

          SECTION 3.17. BROKERS. Except for fees and commissions which will be paid by Viacom, no broker, finder or investment banker is or will be entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of the Seller or Viacom.

          SECTION 3.18. EXCLUSIVITY OF REPRESENTATIONS. (a) THE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES. THE SELLER HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE

DELIVERY OR DISCLOSURE TO THE PURCHASER, THE PARENT OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL
DATA).

          (b) Each of the Parent and the Purchaser acknowledges that (i) the representations and warranties contained in Sections 3.12, 3.13, 3.14, 3.15 and
3.19 are the only representations and warranties being made with respect to
(A) Intellectual Property, (B) compliance with or liability under ERISA,
(C) Taxes, (D) compliance with or liability under Environmental Laws and (E) Real Property, respectively, or with respect to any Intellectual Property, employee benefit, Tax or environmental, health or safety matter related in any way to the Assets, the Businesses, the Publishing Subsidiaries or to this Agreement or its subject matter and (ii) no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

          SECTION 3.19. REAL PROPERTY. (a) Section 3.19(a) of the Disclosure Schedule contains a list of all real property owned by Seller or its Affiliates in connection with the Businesses or any Publishing Subsidiary (such real property, together with all buildings, improvements and structures thereon and all easements, rights of way, and appurtenances relating thereto but excluding the assets listed on Schedule 1, the "OWNED REAL PROPERTY"). The applicable Seller, Affiliate or Publishing Subsidiary owns the Owned Real Property in fee subject to no Liens except as set forth on Section 3.19(a) of the Disclosure Schedule and other than Permitted Liens (collectively, the "OWNED REAL PROPERTY PERMITTED EXCEPTIONS"). After giving effect to the Permitted Reorganization, the Publishing Subsidiaries will own all of the Owned Real Property free and clear of all Liens other than the Owned Real Property Permitted Exceptions.

          (b) Section 3.19(b) of the Disclosure Schedule contains a list of all real property leased or subleased by Seller or any Affiliate thereof in connection with the Businesses or any Publishing Subsidiary other than the assets listed on Schedule 1 and the property that is the subject of the Sublease Agreement (the "LEASED REAL PROPERTY" and, together with the Owned Real Property, the "REAL PROPERTY"). All leases and subleases for the Leased Real Property (including all modifications, extensions or amendments thereto) (the "REAL PROPERTY LEASES") are subject to no Liens except as set forth on Section 3.19(b) of the Disclosure Schedule and other than Permitted Liens (collectively, the "LEASED REAL PROPERTY PERMITTED EXCEPTIONS", together with the Owned Real Property Permitted Exceptions, the "REAL PROPERTY PERMITTED EXCEPTIONS"). After giving effect to the Permitted Reorganization, the Publishing Subsidiaries will lease all of the Leased Real Property free and clear of all Liens other than the Leased Real Property Permitted Exceptions.

          (c) True and complete copies of the material Real Property Leases have been made available to Purchaser by Seller. Subject to the terms of the respective Real Property Leases and the Leased Real Property Permitted Exceptions, at least one Publishing Subsidiary has a valid and subsisting leasehold estate in each parcel of Leased Real Property. The Real Property Leases are in full force and effect. Each such Seller or Affiliate and each Publishing Subsidiary has not sublet all or any portion of any Leased Real Property except as set forth on Section 3.19(c) of the Disclosure Schedule. Subject to the terms of the respective Real Property Leases, each such Seller or Affiliate and each Publishing Subsidiary is in possession of the Leased Real Property. To the Knowledge of Seller, there are no material defaults by any tenant or landlord under any Real Property Lease, and no event has occurred or failed to occur which, with the giving of notice or the passage of time, or both, would constitute a material default under any Real Property Lease, except as would not have a Material Adverse Effect.

          SECTION 3.20. NO UNDISCLOSED LIABILITIES. Except as would not have a Material Adverse Effect, there are no material liabilities of the Publishing Subsidiaries, other than liabilities (a) reflected or reserved against on the Reference Statement of Net Assets, (b) incurred in the ordinary course of business since the date of the Reference Statement of Net Assets or (c) disclosed in Section 3.20 of the Disclosure Schedule.

          SECTION 3.21. INSURANCE. Section 3.21 of the Disclosure Schedule contains a true and complete list (including the names of the insurers, the expiration dates thereof, a brief description of the interests insured thereby and any deductibles or self insurance amounts associated with such interests) of all liability, property, workers' compensation, directors' and officers' liability and other insurance policies currently in effect that insure the Assets or the business, operations, property or employees of the Businesses, or affect or relate to the ownership, use or operation of any of the Assets and that have been issued to the Seller, any of its Affiliates or any Publishing Subsidiary. Each policy listed in Section 3.21 of the Disclosure Schedule is valid and binding and in full force and effect, no premiums due thereunder have not been paid, and none of the Seller, any of its Affiliates or any Publishing Subsidiary has received any notice of reduction, cancellation or termination in respect of any such policy or is in default thereunder.


                                      ARTICLE IV

                           REPRESENTATIONS AND WARRANTIES
                           OF THE PURCHASER AND THE PARENT

          The Purchaser and the Parent, jointly and severally, represent and warrant to the Seller as follows:

          SECTION 4.01. INCORPORATION AND AUTHORITY OF THE PURCHASER. Each of the Purchaser and the Parent is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and, except for the approval of Parent's shareholders contemplated in Section 8.02(f), has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Board of Directors of the Parent has unanimously approved this Agreement and the transactions contemplated hereby and this approval has not been modified or amended in any way adverse to the Seller and, as provided in
Section 5.04(c), will unanimously recommend to the shareholders of the Parent that they approve this Agreement and the transactions contemplated hereby and related matters (the "PARENT BOARD RECOMMENDATION"). Except for the approval of the Parent's shareholders contemplated in Section 8.02(f), the execution and delivery of this Agreement and the Ancillary Agreements by the Purchaser and the Parent, the performance by the Purchaser and the Parent of their respective obligations hereunder and thereunder and the consummation by the Purchaser and the Parent of the transactions contemplated hereby and thereby and related matters have been duly authorized by all requisite corporate action on the part of the Purchaser and the Parent. This Agreement has been, and upon their execution the Ancillary Agreements will be, duly executed and delivered by the Purchaser and the Parent, and (assuming due authorization, execution and delivery by the Seller) constitutes, and upon their execution the Ancillary Agreements will constitute, legal, valid and binding obligations of the Purchaser and the Parent enforceable against the Purchaser and the Parent in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          SECTION 4.02. NO CONFLICT. Assuming all consents, approvals, authorizations and other actions described in Section 4.03 have been obtained, and except as may result from any facts or circumstances related to the Seller or any of its Affiliates or as described in Schedule 4.02, and except for the approval of Parent's shareholders contemplated in Section 8.02(f), the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser and the Parent do not and will not (a) violate or conflict with the certificate of incorporation, other constitutive documents or By-laws (or other similar applicable documents) of the Purchaser or the Parent,
(b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or the Parent or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets or properties of the Purchaser or the Parent pursuant to, any note, bond, mortgage, Contract, license, permit, franchise or other material instrument relating to such assets or properties to which the

Purchaser, the Parent or any of their respective Subsidiaries is a party or by which any of such assets or properties is bound or affected, except as would not materially impair the ability of the Purchaser or the Parent to consummate the purchase of the Shares from the Seller as contemplated by this Agreement.

          SECTION 4.03. CONSENTS AND APPROVALS. The execution and delivery of this Agreement and each Ancillary Agreement by the Purchaser and the Parent do not, and the performance of this Agreement and each Ancillary Agreement by the Purchaser and the Parent will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) the notification requirements of the HSR Act and applicable filings under foreign antitrust and competition laws, (b) approval from the Minister responsible for the Investment Canada Act, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent the Purchaser or the Parent from performing any of their respective material obligations under this Agreement and the Ancillary Agreements, (d) any applicable transfer tax filings, (e) in connection with obtaining the approval of Parent's shareholders contemplated in
Section 8.02(f) and (f) as may be necessary as a result of any facts or circumstances relating solely to Viacom or its Affiliates.

          SECTION 4.04. ABSENCE OF LITIGATION. No Action is pending or, to the knowledge of the Purchaser or the Parent, threatened in writing against the Purchaser or the Parent which seeks to delay or prevent the consummation of the transactions contemplated hereby or which would materially impair the ability of the Purchaser or the Parent to consummate the purchase of the Shares from the Seller as contemplated by this Agreement.

          SECTION 4.05. SECURITIES MATTERS. The Purchaser and the Parent understand that the offering and sale of the Shares hereunder is intended to be exempt from the registration requirements of the Securities Act pursuant to
Section 4(2) thereof. The Shares are being acquired by the Purchaser and the Parent for their own account and without a view to the public distribution of the Shares or any interest therein. The Purchaser and the Parent have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of their investments in the Shares, and the Purchaser and the Parent are capable of bearing the economic risks of such investments, including a complete loss of their investments in the Shares. In evaluating the suitability of an investment in the Shares, the Purchaser and the Parent have relied solely upon the representations, warranties, covenants and agreements made by the Seller herein and neither the Purchaser nor the Parent has relied upon any other representations or other information (whether oral or written and including any projections or supplemental data) made or supplied by or on behalf of the Seller or any Affiliate, employee, agent or other representative of the Seller. The Purchaser and the Parent understand and agree that they may not sell or dispose of any of the Shares other than pursuant to a registered offering or in a transaction exempt from the registration requirements of the Securities Act.

          SECTION 4.06. FINANCIAL ABILITY. The Purchaser and the Parent have cash available or have existing borrowing facilities or unconditional, binding firm commitments that are sufficient to enable them to consummate the transactions contemplated by this Agreement. The financing required to consummate the transactions contemplated by this Agreement is collectively referred to as the "FINANCING". The conditions to the Financing will each be satisfied and the Financing will be available on a timely basis for the transactions contemplated by this Agreement.

          SECTION 4.07. BROKERS. Except for fees and commissions which will be paid by the Purchaser, no broker, finder or investment banker is or will be entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of the Purchaser or the Parent.

          SECTION 4.08. SHAREHOLDER APPROVAL. No corporate proceedings on the part of Parent or the Purchaser are necessary to consummate the transactions contemplated hereby other than the approval of this Agreement and the transactions contemplated hereby and related matters by the affirmative vote of a majority of the outstanding shares of Parent capital stock which actually vote at the Extraordinary Meeting of Shareholders.

          SECTION 4.09. EXCLUSIVITY OF REPRESENTATIONS. THE REPRESENTATIONS AND WARRANTIES MADE BY THE PARENT AND THE PURCHASER IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES. THE PARENT AND THE PURCHASER HEREBY DISCLAIM ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE SELLER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).


                                      ARTICLE V

                                ADDITIONAL AGREEMENTS

          SECTION 5.01. CONDUCT OF BUSINESS PRIOR TO THE CLOSING. (a) Unless the Purchaser otherwise agrees in writing and except as otherwise set forth in
Section 5.01 of the Disclosure Schedule, between the date of this Agreement and the Closing Date, the Seller will and will cause each of its Affiliates that conducts any portion of the Businesses or holds any Assets and each Publishing Subsidiary to (i) conduct the Businesses only in the ordinary course consistent with past practice, and (ii) use commercially reasonable efforts to keep available to the Purchaser the services of the key employees of the Businesses (except for retirements in the ordinary course); PROVIDED, HOWEVER, that none of the Seller, any such Affiliate nor any of the Publishing Subsidiaries shall be required to increase the compensation of, or provide any other retention incentive to, any such key employee beyond that currently provided.

          (b) Except as expressly provided in this Agreement or Section 5.01 of the Disclosure Schedule, between the date of this Agreement and the Closing Date, the Seller will not and will not permit any Affiliate that conducts any portion of the Businesses or holds any Assets or any Publishing Subsidiary to do any of the following without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld):

          (i) except in the ordinary course of business in connection with licenses of intellectual property rights, grant or permit the creating of any Lien (other than a Permitted Lien) on any material Asset (whether tangible or intangible);

          (ii) establish or materially increase any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or otherwise materially increase the compensation payable to or to become payable to any officers or key employees of any Business by the Seller, any such Affiliate or any Publishing Subsidiary, except in any case described above, in the ordinary course of business or as may be required by any applicable employment agreement or collective bargaining agreement in effect on the date hereof or by Law;

          (iii) enter into any material employment or severance agreement with any of the Business Employees;

          (iv) except (A) for dispositions of inventory in the ordinary course of business, (B) for cash dividends by the Publishing Subsidiaries to the Seller, (C) for transfers pursuant to the Permitted Reorganization or (D) in the ordinary course of business in connection with licenses of intellectual property rights, sell, assign, transfer, lease, license or otherwise dispose of any of the Assets having a value individually exceeding $2,000,000 or an aggregate value exceeding $10,000,000;

          (v)    except for transfers pursuant to the Permitted Reorganization
     (A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or (B) incur any indebtedness for borrowed money (other than to the Seller) or issue any debt securities or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans (other than employee loans in the ordinary course of business), advances (other than advances to authors, developers and licensors, in each case in the ordinary course of business) or distributions of cash (other than by the Publishing Subsidiaries to the Seller);

          (vi) except to the extent required by applicable Law, or with respect to accounting matters, by GAAP, (A) cause the books and records of the Publishing Subsidiaries to be maintained other than in the usual, regular and ordinary manner; (B) permit any material change in (1) any accounting, financial reporting, or Tax practice or policy of Seller or any of its Affiliates or any Publishing Subsidiary, (2) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or Tax purposes of any Seller or any of its Affiliates or any Publishing Subsidiary or (3) the fiscal year of any Publishing Subsidiary; and (C) reverse any reserves set forth on the financial statements of the Publishing Subsidiaries except as a result of payment of the full amount specifically attributable to such reserve (for purposes of this Agreement, "payment of the full amount" shall include reserve reductions for actual returns, bad debt write-offs, inventory write-offs and accounts receivable deductions taken by customers and approved by the Publishing Subsidiaries, in each case consistent with past practice of the Publishing Subsidiaries);

          (vii) issue or sell any additional shares of the capital stock of, or other equity interests in, any Publishing Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares of such capital stock, such other equity interests, or such securities;

          (viii) amend the certificate of incorporation, other constitutive documents or by-laws of any Publishing Subsidiary; or

          (ix) except in the ordinary course of business, enter into any amendment, modification, extension, waiver, or termination of any material Real Property Lease or Material Contract.

          SECTION 5.02. ACCESS TO INFORMATION. (a) From the date hereof until the Closing (upon reasonable notice to and approval of the Seller, which shall not be unreasonably withheld) during normal business hours with the purpose that an uninterrupted and efficient transfer of the Businesses may be accomplished or in order to permit the Purchaser or the Parent to arrange the possible resale of certain of the Businesses, the Seller shall, and shall cause the officers, directors, employees, auditors and agents of each Business to (i) afford the officers, employees and authorized agents and representatives of the Purchaser reasonable access to the offices, properties, books and records of each Business, (ii) furnish to the officers, employees and authorized agents and representatives of the Purchaser such additional financial and operating data and other information regarding the Businesses and the Assets as the Purchaser may from time to time reasonably request and (iii) afford the officers, employees and authorized agents and representatives of the Purchaser reasonable access to the relevant employees and consultants of each Business to aid the Purchaser in its preparation for "Year 2000 Conformity" (as defined in the British Standards Institution document PD2000-1 "A Definition of Year 2000 Conformity Requirements"); PROVIDED, HOWEVER, that such investigation shall not unreasonably interfere with any of the businesses or operations of the Seller or any Affiliate of the Seller, including the Publishing Subsidiaries and the Businesses.

          (b) The Seller shall, and shall cause its Affiliates and their respective officers, employees and representatives to, provide reasonable access to the Purchaser and the Purchaser's independent auditors to the financial books and records of the Publishing Subsidiaries in connection with the Purchaser's preparation of such audited and unaudited financial statements of the Publishing Subsidiaries and for preparation by Parent of the offering circular required to be issued by Parent to its shareholders for the purpose of obtaining its shareholders' approval of this Agreement and the transactions contemplated hereby and related matters at the meeting of Parent's shareholders contemplated by Section 8.02(f) (the "OFFERING CIRCULAR"), or as the Purchaser may reasonably determine are necessary to satisfy the requirements of its financing sources, the London Stock Exchange, the Securities Act or the Exchange Act applicable to the Purchaser and its Affiliates. Under no circumstances shall the Seller, its Affiliates or any such officer, employee or representative have any liability whatsoever (other than as expressly provided in this Agreement) to the Parent, the Parent's independent auditors, the Purchaser, the Purchaser's independent auditors or otherwise to any Person or Governmental Authority, including under the Securities Act or the Exchange Act in connection with such financial statements or the preparation or use thereof and the Parent and the Purchaser shall indemnify, defend and hold harmless the Seller and each such Person against and reimburse the Seller and each such Person for any and all such liability. The Parent and the Purchaser shall pay all expenses in connection with the preparation of such financial statements, including any reasonable expenses incurred by the Seller.

          SECTION 5.03. CONFIDENTIALITY. (a) The terms of the confidentiality agreement (the "CONFIDENTIALITY AGREEMENT") between Viacom and the Parent with respect to the transactions contemplated by this Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of the Parent and the Purchaser under this Section 5.03 shall terminate; PROVIDED, HOWEVER, that the Confidentiality Agreement shall terminate only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to the Assets, the Businesses and transactions contemplated by this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

          (b) From and after the Closing Date, the Seller shall, and shall cause its Affiliates and their respective officers, directors, employees and advisors (collectively, the "RECIPIENTS") to, keep confidential any information relating to the Publishing Subsidiaries, the Assets or the Businesses, except for any such information that (i) is available to the public on the Closing Date, (ii) thereafter becomes available to the public other than as a result of a disclosure by any of the Recipients or (iii) is or becomes available to a Recipient on a non-confidential basis from a source that to the Recipient's knowledge is not prohibited from disclosing such information to such Recipient by a legal, contractual or fiduciary obligation to any other Person. Should a Recipient be required to disclose any such information in response to a court order or as otherwise required by Law or administrative process, it shall inform the Purchaser in writing of such request or obligation as soon as possible after it is informed of it and, if possible, before any information is disclosed, so that a protective order or other appropriate remedy may be obtained. If a Recipient is obliged to make the disclosure, it shall only make the disclosure to the extent to which it is so obliged but not further or otherwise. Nothing in this Section 5.03 shall interfere with Viacom's normal reporting obligations under the Securities Act and the Exchange Act.

          SECTION 5.04.  REGULATORY AND OTHER AUTHORIZATIONS; CONSENTS.
(a) Each of the Parent and the Purchaser shall use its best efforts to promptly obtain all authorizations, consents, orders and approvals of all federal, state and local and foreign regulatory bodies and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and the Seller will cooperate with each of the Parent and the Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals; it being understood that the Seller shall not be required to pay any fees or other payments to any such regulatory bodies or officials in order to obtain any such authorization, consent, order or approval (other than normal filing fees).

          (b) Each party hereto agrees to make an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated hereby within ten Business Days after the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. In addition, each party agrees to promptly make any other filing that may be required under any antitrust Law or by any antitrust authority. Each of the Parent and the Purchaser agrees to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any United States or foreign governmental antitrust authority or any other party so as to enable the parties to expeditiously close the transactions contemplated hereby, including without limitation, negotiating, committing to and/or effecting, by consent decree, hold separate orders, or otherwise, the sale or disposition of such of its assets or businesses or of the Assets or the Shares to be acquired by it pursuant hereto as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated hereby. Each party shall bear its respective filing fees associated with the HSR filings and any other similar filings required in any other jurisdictions.

          (c) The Parent will take all action necessary to hold an extraordinary general meeting of its shareholders (the "EXTRAORDINARY MEETING OF SHAREHOLDERS") as promptly as reasonably practicable following the date of this Agreement and, in any event, within 45 days after the Seller has delivered the Audited Financial Statements to the Parent, to consider and vote upon the approval of this Agreement and the transactions contemplated hereby and related matters. Subject to the fiduciary duties of the Parent's board of directors and the requirements of applicable Law, the Parent agrees to (i) unanimously recommend to its shareholders approval of this Agreement and the transactions contemplated hereby and related matters and not to withdraw or modify in a manner adverse to the Seller such recommendation, and (ii) use its best efforts to obtain from its shareholders the approval and adoption of this Agreement and the transactions contemplated hereby and related matters. Parent will take all action necessary to prepare the Offering Circular, and shall cause the Offering Circular to comply as to form and substance in all material respects with the applicable requirements of the London Stock Exchange and other applicable Law. The Seller agrees upon reasonable request by the Purchaser to furnish the Purchaser with all information concerning itself and its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary in connection with the Offering Circular; PROVIDED, HOWEVER, that the Seller shall in no event be required to disclose nonpublic information other than required financial information.

          (d) Each party hereto agrees to cooperate in obtaining any other consents and approvals that may be required in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; PROVIDED, HOWEVER, that the Seller shall not be required to compensate any third party to obtain any such consent or approval. The Seller shall use all reasonable efforts to obtain the consent of SAP America, Inc. required in connection with the transactions contemplated hereby and by the Ancillary Agreements.

          SECTION 5.05. INTERCOMPANY ACCOUNTS. Immediately prior to the Closing, there shall be no amounts owing from the Publishing Subsidiaries to the Seller and the Seller's Affiliates (other than the Publishing Subsidiaries) other than in respect of trade payables incurred in the ordinary course, and there shall be no amounts owing from the Seller and its Affiliates (other than the Publishing Subsidiaries) to the Publishing Subsidiaries other than in respect of trade payables incurred in the ordinary course.

          SECTION 5.06. INSURANCE. (a) Effective 12:01 a.m. (New York time) on the Closing Date, each Publishing Subsidiary and each Business shall cease to be insured by the Seller's or its Affiliates' (other than the Publishing Subsidiaries) insurance policies; PROVIDED, HOWEVER, that with respect to insurance coverage written on an "occurrence basis", to the extent one of the Publishing Subsidiaries was an insured under such policies, such Publishing

Subsidiary shall continue to have rights under such policies to the extent the events giving rise to a claim under such policies occurred prior to 12 midnight (New York time) on the Closing Date. The Sellers agree to cooperate with the Purchaser or any Publishing Subsidiary in making claims under the Seller's insurance policies in connection with insurable events that occurred prior to 12 midnight (New York time) on the Closing Date, and shall remit any recoveries promptly to the Purchaser. With respect to events or circumstances covered by insurance coverage written on an "occurrence basis", the Seller and its Affiliates will have no liability for occurrences that take place on and after 12 midnight (New York time) on the Closing Date. With respect to events or circumstances covered by insurance coverage written on a "claims made basis", the Seller and its Affiliates will have no liability for claims made after 12:01 a.m. on the Closing Date. Each of the Parent and the Purchaser agrees to indemnify, defend and hold harmless the Seller and its Affiliates against and reimburse the Seller and its Affiliates for any Losses, that the Seller and its Affiliates may at any time suffer or incur, or become subject to, as a result or in connection with any such occurrences, losses or claims.

          (b) From and after the Closing Date, neither the Seller nor any of its Affiliates shall have any liability for self-insured workers' compensation claims with respect to the Publishing Subsidiaries in existence on the Closing Date or arising from any event or circumstance taking place or existing prior to, on or subsequent to the Closing Date. The Parent and the Purchaser shall take all steps necessary under any applicable law to assume the liability for self-insured workers' compensation pursuant to this Section 5.06 and shall fully indemnify the Seller and its Affiliates with respect to any liability, claim, damage or expense of any kind whatsoever arising out of or relating to any workers' compensation claim assumed by the Purchaser hereunder. The Parent and the Purchaser shall cooperate with the Seller and its Affiliates in order to obtain the return or release of bonds or securities or indemnifications given by the Seller or any of its Affiliates to any state in connection with workers' compensation self-insurance with respect to the Businesses; and, in order to effectuate such return or release, the Parent and the Purchaser shall, to the extent required by any state, post its own bonds, letters of credit, indemnifications or other securities in substitution therefor.

          SECTION 5.07. LETTERS OF CREDIT. The Parent and the Purchaser agree to use their reasonable efforts (a) to arrange for substitute letters of credit and the Parent and the Purchaser guarantee, respectively, to replace (i) the letters of credit and guarantees entered into by or on behalf of the Seller or any of its Affiliates (other than the Publishing Subsidiaries) outstanding as of the date of this Agreement in connection with any Business as set forth in
Section 5.07 of the Disclosure Schedule and (ii) any letters of credit and guarantees entered into by or on behalf of the Seller or any of its Affiliates (other than the Publishing Subsidiaries) in the ordinary course of business consistent with past practice on or after the date of this Agreement and prior to the Closing (together, the "SELLER LOCS") or (b) to assume all obligations of reimbursement under each Seller LOC, obtaining from the applicable creditor a full release of all parties liable, directly or indirectly, for reimbursement to the creditor in connection with amounts drawn under a Seller LOC under the existing terms of a Seller LOC. The Parent and the Purchaser further agree that to the extent the beneficiary under any Seller LOC refuses to accept any such substitute letter of credit or Parent or Purchaser guarantee proffered by the Parent or the Purchaser, the Parent or the Purchaser shall indemnify, defend and hold harmless the Seller against and reimburse the Seller for any and all costs or expenses in connection with such Seller LOCs, including the Seller's expenses in maintaining such Seller LOCs whether or not any such Seller LOC is drawn upon, and shall in any event promptly reimburse the Seller to the extent any Seller LOC is called upon and the Seller makes any payment thereunder or is obligated to reimburse the party issuing the Seller LOC.

          SECTION 5.08. PERMITTED REORGANIZATION. On or prior to the Closing Date, the Seller shall, and shall cause its Subsidiaries to, effect the Permitted Reorganization. The Seller agrees to reasonably consult with the Purchaser with respect to effecting the Permitted Reorganization. Seller shall be responsible for all out-of-pocket costs and expenses arising out of or related to the Permitted Reorganization.

          SECTION 5.09. FINANCING. Each of the Parent and the Purchaser covenants and agrees not to take any action between the date of this Agreement and the Closing Date that would reasonably be expected to make the Financing unavailable for any reason.

          SECTION 5.10. FURTHER ACTION. (a) From and after the Closing Date each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the Ancillary Agreements and give effect to the transactions contemplated hereby and thereby. Without limiting the foregoing, from and after the Closing, (i) the Seller shall do all things necessary, proper or advisable under the applicable Laws to put the Parent and the Purchaser in effective possession, ownership and control of the Assets and the Parent and the Purchaser shall cooperate with the Seller for that purpose and (ii) the Parent and the Purchaser shall do all things necessary, proper or advisable under applicable Laws to put the Seller in effective possession, ownership and control of assets not included within the Assets and the Seller shall cooperate with the Parent and the Purchaser for that purpose. Subject to the terms of the Services Agreement, all cash and other remittances, mail and other communications relating to the Assets or the Businesses received by the Seller or its Affiliates shall be promptly turned over to the Purchaser by the Seller.
Subject to the terms of the Services Agreement, all cash and other remittances, mail and other communications relating to any business of the Seller not included within the Businesses being purchased by the Parent and the Purchaser hereunder that are received by the Parent or the Purchaser shall be promptly turned over to the Seller by the Parent or the Purchaser.

          (b) For a period of ten years from the date hereof, the Parent and the Purchaser shall use commercially reasonable efforts to maintain all books and records of the

Publishing Subsidiaries relating to periods ending on or prior to the Closing Date and shall make them, and any individuals responsible for the preparation and maintenance of such books and records, available to the Seller as reasonably requested. If at any time after the Closing, the Seller requires a copy of any such book or record, it shall have the right to promptly obtain a copy thereof (at the Seller's cost) from the Parent or the Purchaser.

          SECTION 5.11. ADDITIONAL FINANCIAL STATEMENTS AND INFORMATION. (a) The Seller (i) shall provide or cause to be provided to Parent within six weeks of the date of this Agreement, and shall use its best efforts to provide or cause to be provided to Parent within one month of the date of this Agreement, the audited consolidated balance sheets, statements of income and statements of cash flows as at and for the years ended December 31, 1995, 1996 and 1997 (collectively, the "AUDITED FINANCIAL STATEMENTS") and (ii) shall provide or cause to be provided to Parent by August 7, 1998, the unaudited consolidated balance sheets, statements of income and cash flows as at and for the six month periods ended June 30, 1997 and 1998 and, to the extent reasonably available prior to the Closing (and promptly after the preparation thereof), each subsequent quarter thereafter and the corresponding quarter of the prior year, in each case, for the Businesses (collectively, the "UNAUDITED INTERIM PERIOD FINANCIAL STATEMENTS").

          (b) The Audited Financial Statements shall be audited by Price Waterhouse, LLP ("PW"). The Audited Financial Statements shall be presented in accordance with GAAP, consistently applied and in accordance with Regulation S-X as promulgated by the Securities and Exchange Commission (the "SEC"). The Seller shall use reasonable efforts to cause PW to provide, in connection with the Audited Financial Statements, PW's unqualified opinion that the Audited Financial Statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Businesses as of the dates indicated and for the periods then ended in conformity with GAAP. The Unaudited Interim Period Financial Statements shall be prepared in accordance with GAAP, consistently applied and in accordance with Regulation S-X as promulgated by the SEC and shall present fairly, in all material respects, the financial position, results of operations and cash flows of the Businesses as of the dates indicated and for the periods presented in conformity with GAAP, except for the absence of footnotes and subject to normal year end adjustments.

          (c) Prior to the Closing, the Seller shall reasonably cooperate with the Purchaser in connection with the preparation by the Purchaser of audited consolidated balance sheets as at December 31, 1996 and 1997 and audited consolidated statements of income and statements of cash flows for the years ended December 31, 1995, 1996 and 1997 and unaudited consolidated balance sheets, statements of income and cash flows as at and for the six month periods ended June 30, 1997 and 1998 and, to the extent reasonably available prior to the Closing, each subsequent quarter thereafter and the corresponding quarter of the prior year, in each case, for (i) the portion of the Businesses that comprise the "reference" and

"business and professional" publishing segments and (ii) the portion of the Businesses that comprise all publishing segments other than "reference" and "business and professional."

          (d) Prior to the Closing, the Seller shall deliver to the Parent true and complete copies of the monthly financial statements with respect to the Publishing Subsidiaries and the Businesses that are prepared by the Seller, within 15 days of the date each of the monthly financial statements are delivered to the Seller's senior management.

          SECTION 5.12. NON-COMPETITION. The Seller acknowledges that reasonable limits on its ability to engage in activities competitive with the Purchaser are warranted to protect the Purchaser's substantial investment in acquiring the Shares, the Assets and the Businesses. Accordingly, the Seller hereby covenants and agrees that during the period commencing with the Closing Date and ending on the third anniversary of the Closing Date, Viacom and the Seller shall not, and shall cause their direct and indirect Subsidiaries not to (subject, in the case of its existing Subsidiaries that are not wholly owned, to its fiduciary duties to holders of minority interests), for the Seller's own account or jointly with any other Person, publish or produce textbooks intended for use primarily in instruction in academic institutions of higher learning or publish or produce any branded series of tutorial reference books in the computer applications and operating systems categories (a "COMPETING BUSINESS"); PROVIDED, HOWEVER, that the foregoing shall not be breached as a result of (a) the ownership or other right to acquire by Viacom or the Seller (or any of their Subsidiaries) of not more than an aggregate of 10% of any class of stock of a Person engaged, directly or indirectly, in a Competing Business; (b) the acquisition of, holding by, operation of, or disposition by Viacom or the Seller (or any of their Subsidiaries) of an interest in any Person whose primary business is not a Competing Business; (c) the licensing or sale of any of the Seller's or its Subsidiaries' intellectual property for use in connection with any Competing Business; (d) any activity relating to the publication of fiction or non-fiction (other than in the subject matter of computer applications and operation systems) sold primarily into the consumer retail channel; or (e) any activity relating to any book or category of books presently published by Simon & Schuster's Consumer division or similar in genre to any such book or category.


          SECTION 5.13. NON-SOLICITATION. The Seller shall not, and shall cause each of its Affiliates not to, during the period beginning at the Closing and ending on January 1, 2000, solicit or recruit any information technology employee of the Businesses or encourage any such employee to leave the employment of the Businesses; PROVIDED that this Section 5.13 shall not be breached as a result of a general solicitation that is not directed at the information technology employees of the Businesses; PROVIDED FURTHER that this
Section 5.13 shall not be breached unless the Purchaser shall have notified the Seller in writing that the Purchaser was aware of a potential breach hereof and, following receipt of such notice, the Seller shall have failed to use all reasonable efforts to end such soliciting or recruiting.

                                      ARTICLE VI

                                   EMPLOYEE MATTERS

          SECTION 6.01. EMPLOYEES. (a) The Seller or one of its Affiliates shall retain responsibility under the health and welfare benefits plans in which the Business Employees participate for all amounts payable by reason of, or in connection with, any and all medical and dental claims made by Business Employees within 120 days after the Closing Date to the extent such claims relate to events which occurred prior to the Closing Date; PROVIDED, HOWEVER, that the Purchaser shall be responsible for all amounts payable under any short-term or long-term disability programs maintained by the Seller to the extent such amounts are not covered by insurance. Following the Closing Date, the Purchaser shall be responsible for all other such benefit claims made by the Business Employees whether under the Seller's or the Purchaser's medical or dental plans.

          (b) To the extent that service is relevant for eligibility and vesting (and, solely for purposes of calculating entitlement to vacation and sick days, benefit accruals) under any retirement plan, employee benefit plan, program or arrangement established or maintained by the Purchaser or any of its Subsidiaries for the benefit of Business Employees, such plan, program or arrangement shall credit such Business Employees for service on or prior to the Closing with the Seller or any Affiliate or predecessor thereof. In addition, the Purchaser shall waive limitations on benefits relating to any pre-existing conditions to the same extent eligible for coverage under a Viacom ERISA Plan and recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Business Employees, Retirees and their respective dependents under the Seller's medical and dental plans in the calendar year in which the Closing Date occurs.

          SECTION 6.02. RETIREMENT PLANS. (a) It is agreed by both parties that the Seller or one of its Affiliates will continue to maintain the VPP, the Viacom Excess Pension Plan ("VEPP") and the VIP, with the benefit accruals of the Business Employees under such plans ceasing as of the Closing Date and Seller shall retain all liabilities thereunder. The Seller shall cause the Business Employees to be fully vested in their accrued benefits in each such plan as of the Closing Date.

          (b) As soon as practicable after the Closing Date, the Seller shall prepare and deliver to the Purchaser a schedule listing the Business Employees and Former Business Employees who were participants in the VIP as of the Closing Date. Seller shall cause the Trustee of the VIP to transfer to the Trustee of a defined contribution plan designated by the Purchaser (the "PURCHASER'S DC PLAN") an amount equal to the aggregate account balances of the Business Employees and Former Business Employees participating in the VIP, including any loan obligation. To the extent that a loan obligation is transferred to the Purchaser's DC Plan, the Purchaser's DC Plan shall continue to accept repayments of such loan amounts and shall otherwise administer such loans in accordance with their terms and ERISA until such loan amounts are repaid or are defaulted. Other than with respect to the loan obligations (which shall be transferred in the form of promissory notes or other documentation thereof), the transfer shall be in cash or property as mutually agreed by Purchaser and Seller (which agreement shall not be unreasonably withheld) based on the value of the account balances on the date of transfer, which shall occur as soon as reasonably practicable after the Closing. Upon such transfer, the Purchaser's DC Plan shall assume the liabilities represented by such transferred account balances. The Seller shall cause the Business Employees to be fully vested in their account balances under the VIP as of the Closing Date. Prior to Closing, one or more of the Publishing Subsidiaries shall have established a separate non-qualified deferred compensation plan (the "S&S EIP") with terms and benefits identical to those provided under the Viacom Excess Investment Plan (the "VEIP") and providing for the unsecured contractual commitment to deliver at a future date all of the following: (i) deferred compensation credited to an account under the S&S EIP, (ii) deferred bonus compensation credited to an account under the S&S EIP, (iii) amounts credited to an account under the S&S EIP as matching contributions, and (iv) amounts credited to an account under the S&S EIP as investment income under the foregoing amounts. The S&S EIP will assume the responsibility for all account balances, and earnings thereon, of Business Employees and Former Business Employees participating in the VEIP. The Purchaser agrees that it will assume the S&S EIP at Closing, and cause the Publishing Subsidiaries to honor the terms of any elections previously made by the VEIP participants. For the avoidance of doubt, the parties hereto acknowledge that the VEIP is an unfunded plan for which no assets have been segregated from the Seller's general account for the payment of obligations thereunder, and that no assets will be transferred by the Seller to the Purchaser or to the Publishing Subsidiaries in connection with the establishment of the S&S EIP and the assumption thereof by the Purchaser.

          (c) Following the Closing Date, the Purchaser shall (i) provide continuation health care coverage to all Business Employees and their qualified beneficiaries who incur a qualifying event on and after the date hereof in accordance with the continuation health care coverage requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA ("COBRA") and
(ii) assume the obligation of the Seller and its Affiliates to provide such continuation coverage to Former Business Employees and their qualified beneficiaries to whom the Seller or any of its Affiliates is, on the Closing Date, providing such continuation coverage or to whom the Seller or any of its Affiliates is under an obligation to provide such continuation coverage at the election of such Former Business Employee or qualified beneficiary.

          (d) Prior to the Closing Date or as soon as practicable thereafter, Prentice-Hall Canada shall have established and registered a separate defined benefit pension plan (the

"PRENTICE-HALL CANADA PENSION PLAN") to provide for Prentice-Hall Canada Business Employees and Former Business Employees pension and other benefits that are identical to those provided under the terms of the Pension Plan for Salaried Employees of Viacom International Canada Ltd. and Affiliated Companies (the "VICL PENSION PLAN") on the Closing Date. Effective upon receipt of applicable regulatory approvals and the transfer of assets from the VICL Pension Plan to the Prentice-Hall Canada Pension Plan as described below, the Prentice-Hall Canada Pension Plan shall assume responsibility for all pension and other benefits earned by Prentice-Hall Canada Business Employees and Former Business Employees under the VICL Pension Plan prior to the Closing Date (the "ASSUMED PENSION BENEFITS") and shall recognize the period of service and pensionable earnings recognized under the VICL Pension Plan for the purposes and to the extent such service and pensionable earnings are recognized under the VICL Pension Plan. The Assumed Pension Benefits under the Prentice-Hall Canada Pension Plan shall be fully funded on a going concern basis effective as of the Closing Date through a transfer of assets from the VICL Pension Plan in the amount determined by the VICL Pension Plan actuary based upon the actuarial methods and assumptions provided to the Purchaser prior to Closing, subject to receipt of applicable regulatory approvals. In the event that the necessary regulatory approvals for the Prentice-Hall Canada Pension Plan are not received until after the Closing Date, the Seller will continue to administer the Assumed Pension Benefits after the Closing Date on behalf of and at the expense of the Purchaser pending receipt of such approvals, immediately after which the Assumed Pension Benefits and assets will be transferred from the VICL Pension Plan to the Prentice-Hall Canada Pension Plan in accordance with the provisions hereof, PLUS interest accrued from (and including) the Closing Date to (but not including) the date of asset transfer at the same rate utilized by the Seller's actuaries for determining liabilities. For a period of two years, the Purchaser agrees not to amend or terminate the Prentice-Hall Canada Pension Plan, other than amendments which are required under applicable law.

          (e) Prior to the Closing Date, one or more of the Publishing Subsidiaries shall have established a separate non-qualified deferred compensation plan (the "S&S DCP") providing for the payment of deferred benefits to Business Employees or Former Business Employees who have previously deferred the settlement of performance awards under the terms of the Paramount Communications, Inc. Corporate Annual Performance Plan (the "PARAMOUNT DCP") and the Seller shall transfer assets, if any, and liabilities related to each Participant's account balance in the Paramount DCP, including all earnings thereon, into the S&S DCP. The S&S DCP shall contain provisions that are identical to those in the Paramount DCP, including provisions for the crediting of earnings and losses on deferred benefits, other than provisions that are no longer applicable. The Purchaser agrees that it will cause the Publishing Subsidiaries to honor the terms of the distribution elections previously made by the Business Employees or Former Business Employees, subject to the terms of the S&S DCP.

          (f) Prior to the Closing Date or as soon as practicable thereafter, the Seller shall cause the Paramount Communications UK Pension Plan (the "UK PENSION PLAN") to transfer the accrued benefits calculated in accordance with the actuarial assumptions as determined by Seller's actuarial advisor and related assets for all plan beneficiaries who are not Business Employees or Former Business Employees to another retirement plan sponsored or to be established by the Seller or one of its Affiliates, at which time, and subject to the receipt of applicable regulatory approvals, if any, the Publishing Subsidiaries shall assume responsibility for all pension and other benefits provided under the terms of the UK Pension Plan. For a period of one year following the later of the Closing Date or, if applicable, the date of the Purchaser's assumption of the UK Pension Plan, the Purchaser agrees not to amend or terminate the UK Pension Plan, other than amendments that are required under applicable law or permitted under applicable law without adversely affecting the split-up of such plan or resulting in any constructive termination of any Business Employee.

          SECTION 6.03. RETIREE MEDICAL AND DENTAL BENEFITS. The Purchaser agrees to assume the obligations of the Seller and its Subsidiaries for the provision of retiree medical and dental benefits described on Section 3.13(b) of the Disclosure Schedule (whether through participation in the Purchaser's equivalent plans or by establishing a new retiree medical and dental plan) to
(a) all Former Business Employees and their eligible dependents who are currently receiving such benefits and who are listed on Section 6.03 of the Disclosure Schedule and (b) all Business Employees and their eligible dependents (upon becoming eligible to begin receiving such benefits) (collectively, the "RETIREES").

          SECTION 6.04. FOREIGN PLANS. (a) If a Foreign Plan is sponsored or maintained by one or more entities, and all of the shares or other indicia of ownership of such entity or entities are to be acquired (directly or indirectly) by the Purchaser pursuant to the transactions contemplated herein, the Purchaser shall assume all obligations under such Foreign Plan to current and former employees of such entity or entities.

          (b) In the event that the acquisition of a foreign division of the Seller by the Purchaser is structured in a manner other than described in clause
(a) above, and one or more of the entities comprising such foreign division sponsors a Foreign Plan, the following rules shall apply with respect to such Foreign Plan:

          (i) To the extent that any Foreign Plan is an externally funded plan, the Purchaser and the Seller agree to determine the actuarially appropriate level of assets to be transferred from such Foreign Plan to a similar employee benefit plan maintained by (or to be established by) the Purchaser. To the extent that book reserves have been established for an internally financed Foreign Plan and assets have been placed in a separate account for the purpose of funding obligations under such Foreign Plan, the Seller or the applicable entity will transfer sufficient funds to cover the accrued benefit obligations of participating Business Employees and Former Business Employees. To the extent that actuarial reserves have been built up within an insured Foreign Plan, the

     Seller will transfer the amount necessary to fund the accrued obligations of participating Business Employees and Former Business Employees.

          (ii) All such transfers and payments described in clause (i) shall occur as soon as practicable after the Closing Date and the amount to be transferred, if applicable, with respect to any Foreign Plan shall be sufficient to cover the accrued benefit obligations of the Business Employees and Former Business Employees participating in such plan calculated using usual country-specific actuarial assumptions.

          (c) For the one-year period commencing on the Closing Date, the Purchaser agrees to provide all Business Employees and Former Business Employees, if applicable, of a foreign division of the Seller acquired by the Purchaser with health, welfare and other employee benefits that in the aggregate are substantially equivalent to, and no less favorable than, those provided to such Business Employees and Former Business Employees immediately prior to the Closing Date and, with respect to those Business Employees and Former Business Employees whose employment is governed by the terms of a collective bargaining agreement, such health, welfare and other employee benefits as are required by the terms of such collective bargaining agreement for the duration thereof.

          SECTION 6.05. INDEMNITY. (a) Anything in this Agreement to the contrary notwithstanding (including Section 10.01), the Purchaser hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates against and reimburse the Seller and its Affiliates for any Losses that the Seller and its Affiliates may at any time suffer or incur, or become subject to, as a result or in connection with (i) any failure of the Purchaser or its Subsidiaries to comply with their obligations under any collective bargaining agreement listed in Section 3.13(c) of the Disclosure Schedule, (ii) any claim made by any Business Employee or Former Business Employee against the Seller or any of its Affiliates for any severance or termination benefits pursuant to any Viacom Plan, (iii) any suit or claim of violation brought against the Seller or any of its Affiliates under the Workers Adjustment and Retraining Notification Act for any actions taken by the Purchaser or its Subsidiaries on or after the Closing Date with respect to any facility, site of employment or operating unit, (iv) any suit or claim of violation brought against the Seller or any of its Affiliates under the continuation health care coverage requirement of COBRA for failure by the Purchaser to provide such continued coverage at the election of the Business Employees, Former Business Employees or qualified beneficiaries or the failure to assume responsibility for ongoing COBRA obligations related to Former Business Employees or qualified beneficiaries of the Publishing Subsidiaries, (v) any claim for payments of benefits by Former Business Employees, Business Employees, Retirees or their respective beneficiaries under any Viacom Plan that the Purchaser assumes or continues to maintain after the Closing Date or with respect to any benefit arrangement that the Purchaser has agreed hereunder to maintain for such individuals (or in which the Purchaser has agreed hereunder to permit such individuals to participate), (vi) any claim of employment discrimination by the Purchaser, including, but not limited to, discrimination in the

Purchaser's hiring or termination of any employees, (vii) any claim of wrongful discharge of any Business Employee (including constructive discharge) and
(viii) any claim made by any Business Employee or any Former Business Employee against the Seller or any of its Subsidiaries arising out of the payment or non-payment of deferred benefits under the S&S EIP or VEIP, the S&S DCP or the Paramount DCP.

          (b) For a period of nine months following the Closing, the Purchaser shall replicate the Viacom enhanced severance plan as disclosed in
Section 3.13(f) of the Disclosure Schedule, and shall pay severance benefits thereunder to any Business Employee that is terminated by the Purchaser within such nine month period.

          SECTION 6.06.  NO THIRD-PARTY BENEFICIARIES, ETC.  Nothing in this
Article VI or elsewhere in this Agreement shall be deemed to (a) make any present or future Business Employees or Former Business Employees third-party beneficiaries of this Agreement, (b) confer on any Business Employee any right to specific compensation or benefits or any right to continued employment, or
(c) prevent the Purchaser from terminating or modifying any benefit plan that the Purchaser may establish or maintain.

          SECTION 6.07. COOPERATION AND EXCHANGE OF INFORMATION. The Purchaser and the Seller shall, and the Seller shall cause the Publishing Subsidiaries to, provide one another with such cooperation and information, and all such other reasonable assistance, as any of them may reasonably request of another in the provision of current information regarding the Business Employees, Former Business Employees, Retirees and their dependents and beneficiaries on an ongoing basis in order to facilitate (a) determination of eligibility of, and payments of benefits to, Business Employees, Former Business Employees, Retirees and their dependents and beneficiaries under the VPP or any other Viacom Plan and (b) the administration and maintenance of any plan maintained by the Seller or its Affiliates. Each party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Any information obtained under this Section 6.07 shall be kept confidential, except as may otherwise be required under applicable Law.

                                     ARTICLE VII

                                     TAX MATTERS

          SECTION 7.01. TAX INDEMNITIES. (a) From and after the Closing Date, the Seller shall be responsible for, shall pay or cause to be paid, and shall indemnify, defend and hold harmless the Parent, the Purchaser and the Publishing Subsidiaries against and reimburse the Parent, the Purchaser and the Publishing Subsidiaries for (i) any Tax imposed on Viacom or any member of an affiliated group with which Viacom files a consolidated or combined income Tax Return (other than the Publishing Subsidiaries) with respect to any Tax period that ends on or before the Closing Date or includes the Closing Date, including any such Tax for which any Publishing Subsidiary may be liable under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), (ii) any Tax imposed on the Publishing Subsidiaries with respect to any Tax period or portion thereof that ends on or before the Closing Date, in excess of the amount, if any, for Taxes in Section 3.06 of the Disclosure Schedule; (iii) any Tax arising from a breach of a representation or warranty set forth in Section 3.14 of this Agreement; (iv) any Section 338 Tax;
(v) any Tax arising from the Permitted Reorganization; and (vi) any obligation to pay an amount under the Tax Benefit Agreement among Prentice-Hall, Inc., Macmillan, Inc., and the Realization Trust dated as of February 28, 1994 with respect to the use of Pre-Closing Date NOL in any period ending on or before the Closing Date; PROVIDED, HOWEVER, that no indemnity shall be provided under this Agreement for any Tax resulting from any transaction of the Publishing Subsidiaries occurring on the Closing Date but after the Closing that is not contemplated by this Agreement or is not in the ordinary course of business.

          (b) From and after the Closing Date, the Parent, the Purchaser and the Publishing Subsidiaries shall, jointly and severally, be responsible for, shall pay or cause to be paid, and shall indemnify, defend and hold harmless the Seller and its Affiliates against and reimburse the Seller and its Affiliates for all Taxes that the Seller and its Affiliates may at any time suffer or incur, or become subject to, as a result or in connection with the Publishing Subsidiaries that are not subject to indemnification pursuant to paragraph (a) of this Section 7.01, including, but not limited to, Taxes resulting from any transaction of the Publishing Subsidiaries occurring on the Closing Date but after the Closing that is not contemplated by this Agreement or is not in the ordinary course of business.

          (c) Payment by the indemnitor of any amount due to the indemnitee under this Section 7.01 shall be made within 10 days following written notice by the indemnitee that payment of such amounts to the appropriate Tax authority is due by the indemnitee, provided that the indemnitor shall not be required to make any payment earlier than two days before it is due to the appropriate Tax authority. If the Seller receives an assessment or other notice of Tax due with respect to the Publishing Subsidiaries for any period ending on or before the Closing Date for which the Seller is not responsible, in whole or in part, pursuant to Section

7.01(a) because all or a part of such Tax does not exceed the amount for Taxes in Section 3.06 of the Disclosure Schedule, and the Seller or any of its Affiliates pay such Tax, then the Parent, the Purchaser or a Publishing Subsidiary shall pay to the Seller, in accordance with the first sentence of this Section 7.01(c), the amount of such Tax for which the Seller is not responsible. In the case of a Tax that is contested in accordance with the provisions of Section 7.03, payment of the Tax to the appropriate Tax authority will not be considered to be due earlier than the date a final determination to such effect is made by such Tax authority or a court.

          (d) For purposes of this Agreement, in the case of any Tax that is imposed on a periodic basis and is payable for a period that begins before the Closing Date and ends after the Closing Date, the portion of such Taxes payable for the period ending on the Closing Date shall be (i) in the case of any Tax other than a Tax based upon or measured by income, the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period; PROVIDED, HOWEVER, that (x) if any property, asset or other right of a Publishing Subsidiary is sold or otherwise transferred prior to the Closing Date, then ad valorem Taxes pertaining to such property, asset or other right shall be attributed entirely to the pre-Closing period, and (y) if any property, asset or other right of a Publishing Subsidiary is purchased or otherwise acquired after the Closing Date, then ad valorem Taxes pertaining to such property, asset or other right shall be attributed entirely to the post-Closing period, and (ii) in the case of any Tax based upon or measured by income, the amount which would be payable if the taxable year ended as of the close of the Closing Date; PROVIDED, HOWEVER, that any Tax resulting from the departure of a Publishing Subsidiary from an affiliated, combined or consolidated group in which it was a member in a pre-Closing period (resulting from the triggering into income of deferred intercompany transactions under
Section 1.1502-13 of the Treasury regulations or excess loss accounts under
Section 1.1502-19 of the Treasury regulations or otherwise) shall be allocated to the pre-Closing period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 7.01(d) shall be computed by reference to the level of such items on the Closing Date; PROVIDED, HOWEVER, that (x) if any property, asset or other right of a Publishing Subsidiary is sold or otherwise transferred prior to the Closing Date, then any such Tax computed by reference to such property, asset or other right shall be attributed entirely to the pre-Closing period, and (y) if any property, asset or other right of a Publishing Subsidiary is purchased or otherwise acquired after the Closing Date, then any such Tax computed by reference to such property, asset or other right shall be attributed entirely to the post-Closing period.

          SECTION 7.02. REFUNDS AND TAX BENEFITS. (a) The Seller shall be entitled to any refund or credit of Taxes (including any interest paid or credited with respect thereto), and the Purchaser shall promptly pay to the Seller any such refund or credit of Taxes (including any interest paid or credited with respect thereto) received by the Purchaser, the Parent or the

Publishing Subsidiaries (i) relating to Tax periods or portions thereof ending on or before the Closing Date or (ii) attributable to an amount for which the Seller is responsible under Section 7.01(a) hereof, PROVIDED, HOWEVER, that the rights and obligations described in this sentence shall not apply to any net operating loss, capital loss or other Tax attribute or benefit item of a Publishing Subsidiary arising in any Tax period ending on or before the Closing Date (a "PRE-CLOSING DATE NOL") that is utilized by the Purchaser, the Parent or any Publishing Subsidiary in any Tax period beginning after the Closing Date. The Purchaser agrees to assume the rights and obligations of Prentice-Hall, Inc. and/or Macmillan, Inc. under the Tax Benefit Agreement among Prentice-Hall, Inc., Macmillan, Inc. and the Realization Trust dated as of February 28, 1994. The Seller may utilize any Pre-Closing Date NOL on any Tax Return for any Tax period ending on or before the Closing Date and shall have no obligation of any nature to indemnify the Purchaser with respect to the utilization of such Pre-Closing Date NOL other than as provided in Section 7.01(a)(vi). The Purchaser shall, if the Seller so requests and at the Seller's expense, cause a Publishing Subsidiary to file for and obtain any refund determined by the Seller to be due to the Seller. The Purchaser shall permit the Seller to control (at the Seller's expense) the prosecution of any such refund claim, and shall cause the Publishing Subsidiary to authorize by appropriate power of attorney such Persons as the Seller shall designate to represent such Publishing Subsidiary with respect to such refund claim. In the event that any refund or credit of Taxes for which a payment has been made pursuant to this Section 7.02(a) is subsequently reduced or disallowed, the Seller shall indemnify, defend and hold harmless the Publishing Subsidiary against and reimburse the Publishing Subsidiary for any Tax liability, including interest and penalties, assessed against such Publishing Subsidiary by reason of the reduction or disallowance.

          (b) Any refund or credit of Taxes (including any interest paid or credited with respect thereto) that relates to any Publishing Subsidiary and that is attributable to a post-Closing period shall be the property of the Publishing Subsidiary and shall be retained by the Publishing Subsidiary (or, if any such refund (or interest thereon) is received by Seller or any of its Affiliates, promptly paid by Seller to the Publishing Subsidiary). Without limiting the generality of the preceding sentence, any such refund or other benefit realized by any Publishing Subsidiary in a post-Closing period that results from the carry forward of any Pre-Closing Date NOL shall be the property of the Publishing Subsidiary and shall be retained by the Publishing Subsidiary.

          (c) If, as a result of any payment by the Seller, the Publishing Subsidiaries or their Affiliates on or prior to the Closing Date of any amounts with respect to which the timing of any available deduction would be determined under Section 404 of the Code, the Purchaser or any Publishing Subsidiary becomes entitled to any deductions or tax credits in any Tax period or portion thereof ending after the Closing Date (a "POST-CLOSING DATE TAX BENEFIT"), then the Purchaser shall pay the Seller an amount equal to the Tax savings resulting from such Post-Closing Date Tax Benefit. The amount of any such Tax savings for any Tax period shall be the amount of the reduction in Taxes reflected on any Tax Return for such Tax period as compared to the Taxes that would have been reflected on such Tax Return in the absence of such Post-Closing Date Tax Benefit. All payments to the Seller pursuant to this Section 7.02(c) shall be made within 30 days after the filing of a Tax Return for the Tax period in which a Post-Closing Date Tax Benefit results in a reduction in the Taxes paid by the Purchaser.

          SECTION 7.03. CONTESTS. (a) After the Closing, the party first receiving notice shall promptly notify the other party in writing of any demand or claim on the first party from any Tax authority or other party with respect to Taxes for which the other party is liable pursuant to Section 7.01. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Tax liability. If such notifying party fails to give the other party prompt notice of an asserted Tax liability as required by this Section 7.03, then (a) if the other party is precluded by the failure to give prompt notice from contesting the asserted Tax liability in both the administrative and judicial forums, then such notifying party shall have sole responsibility for such Tax liability or (b) if the other party is not precluded from contesting but such failure to give prompt notice results in detriment to the other party, then any amount that the other party is otherwise required to pay to such notifying party pursuant to Section 7.01 with respect to such liability shall be reduced by the amount of such detriment.

          (b) The Seller may elect to control the conduct to a final determination, through counsel of its own choosing and at its own expense, of any audit, claim for refund and administrative or judicial proceeding involving any asserted liability with respect to which indemnity may be sought by the Purchaser under Section 7.01(a) (any such audit, claim for refund or proceeding relating to an asserted Tax liability is referred to herein as a "CONTEST"). If the Seller elects to control a Contest, it shall within 30 calendar days of receipt of the notice of asserted Tax liability notify the Purchaser in writing of its intent to do so. In such case, thereafter the Seller shall have all rights to settle, compromise and/or concede such asserted liability and the Purchaser shall cooperate and shall cause a Publishing Subsidiary or any of its successors to cooperate, at the expense of the Seller, in each phase of such Contest; PROVIDED, HOWEVER, that (i) Seller shall not, other than in good faith based on the merits, enter into any compromise or settlement of such Contest that would result in any Tax detriment to the Purchaser, the Parent or any Publishing Subsidiary; and (ii) if a Publishing Subsidiary is requested by the Seller to pay or cause to be paid the tax claimed and to sue for a refund, then the Seller shall advance to the Publishing Subsidiary on an interest-free basis the amount of Tax claimed. The Seller shall inform the Purchaser of all developments and events relating to such Contest (including, without limitation, providing to the Purchaser copies of all written materials relating to such contest reasonably requested by Purchaser), and the Purchaser and its authorized representatives shall be entitled, at the expense of the Purchaser, to attend, but not participate in or control, all conferences, meetings and proceedings relating to such Contest. If, pursuant to Section 7.03(b)(ii), the Seller advances to a Publishing Subsidiary an amount of Tax claimed under a Contest and there is a final determination that the Publishing Subsidiary is entitled to a refund of all or any portion thereof, then the Publishing Subsidiary shall promptly pay or cause to be paid to Seller such refund upon its receipt thereof (together with any interest paid or credited thereon by the applicable Tax authority). If the Seller elects not to control the Contest, fails to notify the Purchaser of its election as herein provided or contests its obligation to indemnify under Section 7.01(a), the Purchaser or a Publishing Subsidiary may pay, compromise or contest such asserted liability. Neither the Purchaser nor any Publishing Subsidiary may settle or compromise any asserted liability with respect to which indemnity may be sought by the Purchaser over the objection of the Seller; PROVIDED, HOWEVER, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Seller may participate, at its own expense, in the Contest. If the Seller chooses to control the Contest, the Purchaser shall promptly empower and shall cause a Publishing Subsidiary or any of its successors promptly to empower (by power of attorney and such other documentation as may be appropriate) such representatives of the Seller as it may designate to represent the Purchaser, a Publishing Subsidiary or any of their successors in the Contest insofar as the Contest involves an asserted Tax liability with respect to which indemnity may be sought by the Purchaser.

          SECTION 7.04. PREPARATION OF TAX RETURNS. The Seller shall prepare and file U.S. federal, state, local and foreign income and franchise Tax Returns relating to the Publishing Subsidiaries for any Tax period ending on or prior to the Closing Date and which are required to be filed after the Closing Date on a basis consistent with prior tax years unless different treatment is required by applicable Law. Without limitation to the obligations of the Seller under
Section 7.01(a), the Seller shall pay any Taxes shown to be due on such Tax Returns. With respect to any Tax Returns for which the Seller has filing responsibility pursuant to the preceding sentence, the Publishing Subsidiaries will be included in consolidated, combined or unitary Tax Returns that include the Seller on a basis consistent with prior tax years unless a different treatment is required by applicable Law. The parties agree that if a Publishing Subsidiary is permitted, but not required, under applicable state, local or foreign income or franchise tax laws to treat the Closing Date as the last day of a Tax period, they will treat the Tax period as ending on the Closing Date. The Seller or its designee shall prepare and file all other Tax Returns for any period ending on or prior to the Closing Date to the extent the Seller or Viacom previously was responsible for the preparation and filing of such Tax Returns for the immediately preceding Tax period. Without limitation to the obligations of the Seller under Section 7.01(a), the Seller shall pay any Taxes shown to be due on such Tax Returns. The Seller shall not, on any Tax Return referred to in this Section 7.04(a) or otherwise, make any election under Section 475 of the Code (or any similar provision of state, local or foreign law) with respect to any Publishing Subsidiary. The Purchaser shall prepare and timely file or cause a Publishing Subsidiary to prepare and timely file all Tax Returns for which the Seller is not responsible pursuant to this Section 7.04. The Purchaser will deliver to the Seller for its review and approval a complete and accurate copy of each Tax Return required to be filed by the Purchaser or a Publishing Subsidiary under this

Section 7.04 for Tax periods that end on or prior to the Closing Date or that include the Closing Date, and any amendment to such Tax Return, accompanied by an allocation between the pre-Closing period and the post-Closing period of any Taxes shown to be due on such Tax Return at least 30 days prior to the date such Tax Return is filed with the appropriate Tax authority. Such Tax Return and allocation shall be final and binding on the Seller, unless, within 20 calendar days after the date of receipt by the Seller of such Tax Return and allocation, Seller delivers to Purchaser a written request for changes to such Tax Return or allocation. If the Purchaser and the Seller have been unable to resolve their differences within 30 days after the Purchaser has received the Seller's written request for changes to such Tax Return and allocation, then any disputed issues shall be submitted to an Independent Accounting Firm to resolve in a final binding manner after hearing the views of both parties. The fees and expenses of the Independent Accounting Firm shall be shared equally between the Seller and the Purchaser. In the case of a Tax Return that includes a period that begins on or before the Closing Date and ends after the Closing Date, not later than (i) five Business Days before the due date (including any extension thereof) for payment of Taxes with respect to such Tax Return or (ii) in the event of a dispute, five Business Days after the resolution thereof either by mutual agreement of the parties or by a determination of an Independent Accounting Firm, without prejudice to the obligations of the parties under
Section 7.01, each party shall pay to the other the portion of the Taxes set forth on such Tax Return that are allocable to the portion of the period for which such party bears responsibility, to the extent that such Tax has not been previously paid to such other party or to the appropriate Tax authority, after giving effect to any agreement of the parties or any determination by the Independent Accounting Firm, net of any payments made prior to the Closing Date in respect of such Taxes, whether as estimated Taxes or otherwise.

          SECTION 7.05. SECTION 338(H)(10) ELECTION AND ALLOCATIONS. (a) The Seller and the Purchaser shall jointly make the election provided for by Section 338(h)(10) of the Code and any corresponding elections under state, local or foreign tax law (the "ELECTIONS") solely with respect to the Election Shares and not with respect to any other Publishing Subsidiary. The Seller and the Purchaser shall provide to the other all necessary information to permit the Election to be made. The Seller and the Purchaser shall, as promptly as practicable following the Closing Date, take all actions necessary and appropriate (including filing IRS Form 8023 and other such forms, returns, elections, schedules, attachments, and other documents as may be required (together, the "FORMS")) to effect a timely Election.

          (b) The Purchaser shall further allocate the Stock Allocations determined in accordance with Section 2.02 for purposes of making the Election described in Section 7.05(a). In connection with such Elections, the Purchaser shall determine (i) the amount of the modified aggregate deemed sales price ("MADSP") of the Election Shares (within the meaning of Treas. Reg. Section 1.338(h)(10)-1(f)) and (ii) the proper allocations of the MADSP among the Assets in accordance with Treas. Reg. Section 1.338(h)(10)-1(f). The allocations referred to in the two preceding sentences are referred to herein as the "ELECTION ALLOCATIONS". The

Seller will calculate the gain or loss, if any, in a manner consistent with the Election Allocations and will not take any position with respect to Taxes that is inconsistent with the Election Allocations in any Tax Return or otherwise, except as may be required by Law. The Purchaser will allocate the Purchase Price consistently with the Election Allocations and will not take any position with respect to Taxes that is inconsistent with the Election Allocations in any Tax Return or otherwise, except as may be required by law.

          (c) The Seller and the Purchaser agree that the Forms shall be timely filed with the appropriate Tax authorities not earlier than 60 days before the latest date for the filing thereof. At least 120 days prior to the latest date for the filing of each Form, the Purchaser shall prepare and submit to the Seller a draft of each Form setting forth the Election Allocations. No party hereto shall file any Form unless it shall have obtained the consent of the other party hereto, which consent shall not be unreasonably withheld. On or prior to the 30th day after the Seller's receipt of a draft Form, the Seller shall either (i) consent to such filing or (ii) notify the Purchaser that it disagrees with the Election Allocations as set forth on the draft Forms. If the Purchaser and the Seller have been unable to resolve their differences within 30 days after the Purchaser has been notified with respect to the Seller's disagreement with the Election Allocations as set forth on the draft Forms, then any remaining disputed issues shall be submitted to an Independent Accounting Firm to resolve in a final binding manner after hearing the views of both parties. The fees and expenses of the Independent Accounting Firm shall be shared equally between the Seller and the Purchaser.

          SECTION 7.06. COOPERATION AND EXCHANGE OF INFORMATION. The Seller, the Purchaser and the Publishing Subsidiaries will provide each other with such cooperation and information as any of them reasonably may request of another in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include the preparation of tax packages for the Seller in substantially the same form and at the same time in which such information customarily was provided to the Seller in previous Tax periods and providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by Tax authorities. Each such party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Subject to the preceding sentence, each party required to file Tax Returns pursuant to this Agreement shall bear all costs of filing such Tax Returns. Each such party will retain all Tax Returns, schedules and work papers and all material records or other documents relating to Tax matters of the Publishing Subsidiaries for their Tax period first ending after the Closing Date and for all prior Tax periods until the later of (a) the expiration of the statute of limitations of the Tax periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by another party in writing of such extensions for the respective Tax periods, or (b) eight years following the due date (without extension) for such Tax

Returns. Any information obtained under this Section 7.06 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

          SECTION 7.07.  CONVEYANCE TAXES.  Except as provided in
Section 2.04(d), the Purchaser and the Seller shall each assume liability for, indemnify the other party against and pay 50% of all sales, value added, transfer, stamp, registration, real property transfer or gains and similar Taxes incurred as a result of the transactions contemplated hereby and shall file all required change of ownership and similar statements, provided that Seller shall pay and be solely responsible for any such Taxes that are attributable to the Permitted Reorganization. In addition, each of Purchaser and Seller shall indemnify the other party and its Affiliates for any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (including attorneys' and consultants' fees and expenses) incurred by the other party and its Affiliates arising out of such party's failure to make timely or full payments of such Taxes.

          SECTION 7.08. TERMINATION OF TAX SHARING AGREEMENTS. Except as otherwise provided in this Article VII and except for the Tax Benefit Agreement among Prentice-Hall, Inc., Macmillan, Inc. and the Realization Trust dated as of February 28, 1994, any and all Tax allocation or sharing agreements or other agreements or arrangements relating to Tax matters between any Publishing Subsidiary on the one hand and the Seller or any of its Affiliates on the other hand shall be terminated with respect to the Publishing Subsidiary as of the day before the Closing Date and, from and after the Closing Date, no Publishing Subsidiary shall be obligated to make any payment to the Seller or any of its Affiliates, any Tax authority or any other person pursuant to any such agreement or arrangement for any past or future period.

          SECTION 7.09. FIRPTA CERTIFICATES. The Seller and each of its Affiliates that are required to do so to prevent the imposition of withholding under Section 1445 of the Code shall deliver to the Purchaser on the Closing Date a duly completed and executed certification of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury regulations.

          SECTION 7.10. MISCELLANEOUS. (a) The parties agree to treat all payments made under Article X and the Articles and Sections listed in Section 10.04(a) as adjustments to the Purchase Price for Tax purposes.

          (b) Except as expressly provided otherwise and except for the representations contained in Section 3.14 of this Agreement, this Article VII shall be the sole provision governing Tax matters and indemnities therefor under this Agreement.

          (c) For purposes of this Article VII, all references to the Purchaser or the Seller include successors thereto.

          (d) Neither Purchaser, its Affiliates nor any foreign Publishing Subsidiary shall take any action which may result in a distribution with respect to the stock of a foreign Publishing Subsidiary prior to the last day of the first U.S. taxable year of such foreign Publishing Subsidiary which ends after the Closing Date. After the date of this Agreement and prior to the Closing, Seller will not allow the foreign Publishing Subsidiaries to take any action which may result in a distribution with respect to the stock of a foreign Publishing Subsidiary.

          (e) The Purchaser, its Affiliates and any Publishing Subsidiary shall not take any action or enter into any transaction not in the ordinary course of business which may result in an amount included in the gross income of the Seller pursuant to Section 951 or Section 956 of the Code and the Treasury regulations thereunder.


                                     ARTICLE VIII

                                CONDITIONS TO CLOSING

          SECTION 8.01. CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligation of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES; COVENANTS. (i) The representations and warranties of the Parent and the Purchaser contained in
     Article IV shall be true and correct in all material respects as of the Closing as though made on and as of the Closing, except (A) for changes specifically permitted by this Agreement and (B) that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of such date; PROVIDED THAT any representation or warranty that is qualified by materiality shall be true in all respects as of the Closing Date or as of such particular date, as the case may be; (ii) the covenants contained in this Agreement to be complied with by the Parent or the Purchaser on or before the Closing shall have been complied with in all material respects except that the Parent and the Purchaser shall have complied in all respects with their respective obligations under Article II hereof; and (iii) the Seller shall have received a certificate of each of the Parent and the Purchaser to such effect signed by a duly authorized officer of each thereof;

          (b) HSR ACT; OTHER GOVERNMENTAL CONSENTS AND APPROVALS. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares and the Assets contemplated hereby shall have expired or shall have been terminated and, to the extent applicable, any necessary approval (i) under the Competition Act (Canada) and (ii) of the German Cartel Office shall have been obtained;

          (c) NO GOVERNMENTAL ORDER. There shall be no Governmental Order in existence which expressly prohibits or materially restrains the transactions contemplated by this Agreement or materially impairs the value to be received by the Seller under this Agreement;

          (d) RESOLUTIONS. The Seller shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of each of the Purchaser and the Parent, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser and the Parent respectively, evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby; and

          (e) ANCILLARY AGREEMENTS. Each of the Parent and the Purchaser shall have executed and delivered to the Seller each of the Ancillary Agreements to which it or any of its Affiliates is a party.

          SECTION 8.02. CONDITIONS TO OBLIGATIONS OF THE PARENT AND THE PURCHASER. The obligations of the Parent and the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES; COVENANTS. (i) The representations and warranties of the Seller contained in Article III shall be true and correct in all material respects as of the Closing as though made on and as of the Closing, except (A) for changes specifically permitted by this Agreement and (B) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date (PROVIDED THAT any representation or warranty that is qualified by materiality (including, without limitation, by reference to a Material Adverse Effect) shall be true in all respects as of the Closing Date, or as of such particular date, as the case may be), except in any case for such failures to be true and correct which would not, individually or in the aggregate, have a Material Adverse Effect; (ii) the covenants contained in this Agreement to be complied with by the Seller on or before the Closing shall have been complied with in all material respects except that the Seller shall have complied in all respects with its obligations under Article II hereof; and
     (iii) the Purchaser and the Parent shall have received a certificate of the Seller to such effect signed by a duly authorized officer thereof;

          (b) HSR ACT; OTHER GOVERNMENTAL CONSENTS AND APPROVALS. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares and the Assets contemplated hereby shall have expired or shall have been terminated and, to the extent applicable, any necessary approval (i) under the Competition Act (Canada) and (ii) of the German Cartel Office shall have been obtained;

          (c) NO GOVERNMENTAL ORDER. There shall be no Governmental Order in existence which expressly prohibits or materially restrains the transactions contemplated by this Agreement or materially impairs the value to be received by the Purchaser and the Parent under this Agreement;

          (d) RESOLUTIONS. The Purchaser shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of the Seller, of the resolutions duly and validly adopted by the Board of Directors of the Seller evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby;

          (e) ANCILLARY AGREEMENTS. The Seller shall have executed and delivered, or cause to be executed and delivered, to the Parent and the Purchaser each of the Ancillary Agreements to which it or any of its Affiliates (other than a Publishing Subsidiary) is a party;

          (f) SHAREHOLDER APPROVAL. The Parent's shareholders shall have approved this Agreement and the transactions contemplated hereby and related matters, as contemplated in Section 4.08; and

          (g) PERMITTED REORGANIZATION. The Seller and its Subsidiaries shall have effected the Permitted Reorganization in accordance with the terms of Section 5.08.


                                      ARTICLE IX

                          TERMINATION, AMENDMENT AND WAIVER

          SECTION 9.01. TERMINATION. This Agreement may be terminated at any time prior to the Closing (except as limited as to time in paragraph (b) below):

          (a)    by the mutual written consent of the Seller and the Parent;

          (b) by either the Seller or the Parent, if the Closing shall not have occurred prior to December 31, 1998, PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date; and PROVIDED FURTHER that this Agreement may be extended by the Seller to February 15, 1999 by written notice to the Parent given prior to December 31, 1998 if the failure of the Closing to have occurred prior to such date is due to the failure of the condition specified in Section 8.01(b) or (c) or 8.02(b) or (c) to have been satisfied;

          (c)    by the Seller in the event (i) a condition set forth in
     Section 8.01 becomes incapable of being fulfilled, (ii) the Board of Directors of Parent modifies, changes or withdraws the Parent Board Recommendation in a manner that is adverse to the Seller or (iii) the Parent's shareholders fail to approve this Agreement and the transactions contemplated hereby and related matters at the Extraordinary Meeting of Shareholders contemplated by Section 5.04(c);

          (d)    by the Parent in the event a condition set forth in Section
     8.02 becomes incapable of being fulfilled; or

          (e) by either party in the event of the issuance of a final, nonappealable Governmental Order restraining or prohibiting the transactions contemplated herein.

          SECTION 9.02. EFFECT OF TERMINATION. (a) In the event of the termination of this Agreement by the Seller pursuant to Section 9.01(c)(ii) or
(iii), the Parent shall pay to the Seller within two Business Days of termination a fee of L70 million, which amount shall be payable in immediately available funds, in cash, by wire transfer to an account specified by the Seller.

          (b) In the event of the termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except as set forth in Section 5.03, Section 11.02 and Section 9.02; PROVIDED, HOWEVER, that nothing herein shall relieve either the Seller or the Purchaser from liability for (i) failure to perform the obligations set forth in Section 5.04 or (ii) any willful breach of this Agreement or willful failure to perform hereunder.

          SECTION 9.03. WAIVER. At any time prior to the Closing, any party may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

                                      ARTICLE X

                                   INDEMNIFICATION

          SECTION 10.01.  INDEMNIFICATION BY THE PARENT AND THE PURCHASER.
(a) Subject to Section 11.01, the Parent and the Purchaser shall, jointly and severally, indemnify, defend and hold harmless the Seller, its Affiliates and their respective employees, officers and directors (collectively, the "SELLER INDEMNIFIED PARTIES") against and reimburse any Seller Indemnified Party for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including any Action brought by any Governmental Authority or Person and including reasonable attorneys' and consultants' fees and expenses and other legal costs and expenses reasonably incurred in investigation, remediation, defense or settlement) (collectively, "LOSSES"), that such Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result or in connection with:

          (i) the inaccuracy of any representations and warranties made by the Parent or the Purchaser in this Agreement;

          (ii) any failure by the Parent or the Purchaser to perform any of its covenants or agreements under this Agreement; or

          (iii) any claim or cause of action by any party arising before, on or after the Closing Date against any Seller Indemnified Party with respect to the Assets, the Businesses or the operations of the Publishing Subsidiaries, except for any claims with respect to which the Seller is obligated to indemnify the Purchaser Indemnified Parties under
     Section 10.02 hereof.

          (b) Notwithstanding any other provision to the contrary, the Parent and the Purchaser shall not be required to indemnify, defend or hold harmless any Seller Indemnified Party against or reimburse any Seller Indemnified Party for any Losses pursuant to subclause (i) or (ii) of Section 10.01(a) unless the Seller has notified the Purchaser in writing in accordance with Section 10.03(a) of a pending or threatened claim with respect to such matters within the applicable survival period set forth in Section 11.01.

          SECTION 10.02.  INDEMNIFICATION BY THE SELLER.  (a)  Subject to
Section 11.01 hereof, the Seller shall indemnify, defend and hold harmless the Purchaser, its Affiliates and their respective employees, officers and directors (collectively, the "PURCHASER INDEMNIFIED PARTIES") against, and reimburse any Purchaser Indemnified Party for, any and all Losses that such Purchaser Indemnified Party may at any time suffer or incur, or become subject to, as a result or in connection with:

          (i) the inaccuracy of any representations and warranties made by the Seller in this Agreement; or

          (ii) any failure by the Seller to perform any of its covenants or agreements under this Agreement.

In all cases, the amount of indemnifiable Losses pursuant to this
Section 10.02(a) shall be determined as if the term "Material Adverse Effect" were not included in the representation, warranty, covenant or agreement that forms the basis of any such claim for indemnification.

          (b) Notwithstanding any other provision to the contrary, the Seller shall not be required to indemnify, defend or hold harmless any Purchaser Indemnified Party against or reimburse any Purchaser Indemnified Party for any Losses pursuant to Section 10.02(a)(i) or Section 10.02(a)(ii) in connection with any failure by the Seller to perform any of its covenants or agreements under Section 5.01 and Section 5.02(a), (i) if such claim or demand otherwise was raised (whether or not accepted) in connection with the Purchase Price adjustment procedures set forth in Section 2.06, (ii) with respect to any claim, unless such claim involves Losses in excess of $25,000 (nor shall such item be applied to or considered for purposes of calculating the aggregate amount of the Purchaser Indemnified Parties' Losses), (iii) unless the Purchaser has notified the Seller in writing in accordance with Section 10.03(a) of a pending or threatened claim with respect to such matters within the applicable survival period set forth in Section 11.01, and (iv) until the aggregate amount of the Purchaser Indemnified Parties' Losses exceeds $20 million, after which the Seller shall be obligated for all Losses of the Purchaser Indemnified Parties in excess of such amount; PROVIDED, HOWEVER, that the cumulative indemnification obligation of the Seller under this Article X in respect of Section 10.02(a) shall in no event exceed the Purchase Price. Notwithstanding the foregoing, the limits on indemnification contained in this Section 10.02(b) shall not apply to any Losses arising from a misrepresentation or breach of warranty by Seller contained in Sections 3.01, 3.02, 3.03 and 3.17.

          SECTION 10.03. NOTIFICATION OF CLAIMS. (a) A party that may be entitled to be indemnified pursuant to Section 10.01 or 10.02 (the "INDEMNIFIED PARTY") shall promptly notify the party liable for such indemnification (the "INDEMNIFYING PARTY") in writing of any pending or threatened claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; PROVIDED, HOWEVER, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent the Indemnifying Party is materially prejudiced by such failure. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the

Indemnifying Party shall satisfy its obligations under this Article X within 30 days after the receipt of written notice thereof from the Indemnified Party.

          (b) If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 10.03(a), and if such claim or demand relates to a pending or threatened claim or demand asserted by a third party against the Indemnified Party which the Indemnifying Party acknowledges is a claim or demand for which it must indemnify, defend and hold harmless the Indemnified Party against or reimburse the Indemnified Party for under Section
10.01 or 10.02, the Indemnifying Party shall have the right to employ counsel reasonably acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any such claim or demand at its own expense. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case at least three Business Days before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 10.03(a) of its election to defend in good faith any such third party claim or demand. So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand. The Indemnified Party shall make available to the Indemnifying Party or its agents all records and other material in the Indemnified Party's possession reasonably required by it for its use in defending any third party claim or demand.
Whether or not the Indemnifying Party elects to defend any such claim or demand, the Indemnified Party shall have no obligations to do so. The Indemnifying Party shall not settle or compromise any such claim or demand, unless the Indemnified Party is given a full and completed release of any and all liability by all relevant parties relating thereto.

          SECTION 10.04. EXCLUSIVE REMEDIES. (a) Following the Closing, except for performance of the obligations set forth in Article II and Sections 5.03, 5.08, 5.12 and 5.13 and except for the indemnification obligations specified in Sections 5.02(b), 5.06, 5.07 and 10.04(b) and in Article VI and
Article VII, the Seller, the Parent and the Purchaser acknowledge and agree that the indemnification provisions of Sections 10.01 and 10.02 shall be the sole and exclusive remedies of the Seller, the Parent and the Purchaser, respectively, for any breach of the representations or warranties herein or nonperformance of any covenants and agreements herein of another party, except in the event of willful breach or fraud.

          (b) Subject to the Parent's and the Purchaser's right to indemnification pursuant to Section 10.02, from and after the Closing Date, (i) each of the Parent and the Purchaser shall fully release the Seller from any Environmental Liability incurred by the Parent or the Purchaser, its parents, Subsidiaries, divisions and Affiliates, their predecessors, successors and assigns, and their officers, directors, employees and agents; (ii) each of the Parent and the Purchaser hereby waives on its behalf and on behalf of its parents, Subsidiaries, divisions and Affiliates, their predecessors, successors and assigns, and their officers, directors, employees and agents, to the fullest extent permitted under applicable law, any claim or remedy against the Seller Indemnified Parties now or hereafter available under any applicable Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act or any similar federal or state law, whether or not in existence on the date hereof; and (iii) each of the Parent and the Purchaser shall indemnify, defend and hold harmless the Seller Indemnified Parties against and reimburse the Seller Indemnified Parties for any Environmental Liability that the Seller, Viacom, their respective Subsidiaries, divisions and Affiliates, their predecessors, successors and assigns, and their officers, directors, employees and agents may at any time suffer or incur, or become subject to, as a result or in connection with any Environmental Liability.


                                      ARTICLE XI

                                  GENERAL PROVISIONS

          SECTION 11.01. SURVIVAL. The representations, warranties, covenants and agreements of the Seller, the Parent and the Purchaser contained in or made pursuant to this Agreement and the Ancillary Agreements or in any certificate furnished pursuant hereto shall terminate at the Closing, except that (a) the representations and warranties made in Sections 3.01, 3.02, 3.03, 3.14, 3.17,
4.01 and 4.07 shall survive in full force and effect until the expiration of the applicable statute of limitations and the representations and warranties made in Sections 3.13 and 3.15 shall survive in full force and effect until the date that is three years after the Closing Date, (b) the representations and warranties made in Article III and Article IV, other than those specified in
Section 11.01(a), shall survive in full force and effect until the later of March 31, 1999 (or March 31, 2000, if the Closing occurs after December 31,
1998) and the date six months following the Closing, (c) the covenants and agreements made in this Agreement that are to be performed in whole or in part subsequent to the Closing Date and that do not, by their terms, expire on a date certain, and in Sections 5.02(b), 5.03, 5.06, 5.07 and 5.10 and in Article VI,
Article VII, Article X and Article XI of this Agreement shall survive in full force and effect indefinitely, (d) the covenants and agreements made in Article II shall survive in full force and effect until such time as fully complied with and (e) the covenants and agreements made in this Agreement that are to be performed in whole or in part subsequent to the Closing Date and that, by their terms, expire on a certain date, shall survive until such certain date.

          SECTION 11.02. EXPENSES. Except as may be otherwise specified herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

          SECTION 11.03. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile (followed by delivery of a copy via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

          (a)    if to the Seller:

                 c/o Viacom Inc.
                 1515 Broadway
                 New York, NY  10036
                 Attention:   Deputy General Counsel
                 Telecopier:  (212)  258-6099

                 with a copy to:

                 Shearman & Sterling
                 599 Lexington Avenue
                 New York, NY  10022
                 Attention:   Creighton O'M. Condon, Esq.
                 Telecopier:  (212) 848-7179

          (b)    if to the Parent or the Purchaser:
                 c/o Addison-Wesley Longman Publishing
                 One Jacob Way
                 Reading, MA 01867
                 Attention: Robert Dancy, Esq.
                 Telecopier: (781) 942-1756

          with copies to:

                 Pearson plc
                 3 Burlington Gardens
                 London W1X 1LE
                 Attention: Paul Vickers, Esq.
                 Telecopier: 011-44-171-411-2254

          and to:

                 Morgan, Lewis & Bockius LLP

                 101 Park Avenue
                 New York, NY 10178
                 Attention: Charles Engros, Esq.
                 Telecopier:   (212) 309-6273

          SECTION 11.04. PUBLIC ANNOUNCEMENTS. Except as may be required by law or stock exchange rules, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior notification to the other parties, and the parties shall cooperate as to the timing and contents of any such announcement. Notwithstanding the foregoing, where an announcement is required by law or stock exchange rules, the party required to make such an announcement shall notice the other parties of such (and provide a copy of such to the other parties) as soon as practicable in advance of such announcement and, to the extent practical, take the views of the other parties in respect of such announcement into account prior to making such announcement.

          SECTION 11.05. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 11.06. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

          SECTION 11.07. ENTIRE AGREEMENT. This Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement, among the Seller, the Parent and the Purchaser with respect to the subject matter hereof and except as otherwise expressly provided herein.

          SECTION 11.08. ASSIGNMENT. This Agreement shall not be assigned by operation of Law or otherwise, except that (a) the Seller may assign any or all of its rights and obligations under this Agreement to any of its Affiliates; PROVIDED that no such assignment shall release the Seller from any liability hereunder and (b) each of the Parent and the Purchaser may assign any or all of its rights and obligations under this Agreement in connection with the sale by the Parent or the Purchaser, as the case may be, to Hicks, Muse,

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                                          64


Tate and Furst Incorporated (and/or any Affiliate thereof) of certain Assets and/or Shares of any of the Publishing Subsidiaries and to any Subsidiary of the Parent; PROVIDED that no such assignment shall release the Parent or the Purchaser from any liability hereunder or delay the consummation of the purchase and sale of the Shares hereunder; PROVIDED, FURTHER, that no assignment shall be permitted by this sentence that would result in the sale by the Seller or the Seller's Subsidiaries at the Closing of any Assets or Shares to any party (including Hicks, Muse, Tate and Furst Incorporated (and/or any Affiliate thereof)) other than the Parent, any wholly-owned Subsidiary of the Parent or the Purchaser. The Seller agrees that if the Parent or the Purchaser is required to sell or otherwise dispose of a significant amount of Assets in connection with obtaining the regulatory approvals referred to in Section 5.04(b), it will in good faith discuss permitting the Parent or the Purchaser to assign the related rights and obligations under this Agreement to the party acquiring such Assets.

          SECTION 11.09.  NO THIRD-PARTY BENEFICIARIES.  Except as provided in
Article X, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          SECTION 11.10. AMENDMENT. This Agreement may not be amended or modified except by an instrument in writing signed by the Seller, the Parent and the Purchaser.

          SECTION 11.11. SECTIONS AND SCHEDULES. Any disclosure with respect to a Section or Schedule of this Agreement shall be deemed to be disclosure for all other Sections and Schedules of this Agreement.

          SECTION 11.12. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVERS. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York. Each of the Seller, the Parent and the Purchaser agrees that any dispute relating to or arising from this Agreement or the transactions contemplated hereby shall be resolved only in the Courts of the State of New York sitting in the County of New York or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the Seller, the Parent and the Purchaser hereby irrevocably and unconditionally:

          (a) submits for itself and its property in any legal suit, action or proceeding relating to this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Courts of the State of New York sitting in the County of New York, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court;

          (b) consents that any such suit, action or proceeding may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that service of process in any such suit, action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 11.03; and

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by New York law.

          SECTION 11.13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

          SECTION 11.14. NO PRESUMPTION. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.


          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by its respective officer thereunto duly authorized.


                              VIACOM INTERNATIONAL INC.


                              By
                                 -------------------------------
                                  Name: Philippe P. Dauman
                                  Title: Deputy Chairman

                              PEARSON INC.


                              By
                                  -------------------------------
                                  Name: John Makinson
                                  Title: Vice President


                              PEARSON PLC


                              By
                                  -------------------------------
                                  Name: John Makinson
                                  Title: Finance Director